Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OAKTREE ACQUISITION CORP.,

RX MERGER SUB, INC.,

and

HIMS, INC.

Dated as of September 30, 2020

LIST OF EXHIBITS

Exhibit A	Definitions

Exhibit B	Form of Parent Certificate of Incorporation

Exhibit C	Form of Parent Bylaws

Exhibit D	Form of A&R Company Dual Class Charter

Exhibit E	Form of A&R Company Certificate of Incorporation

Exhibit F	Form of A&R Company Bylaws

Exhibit G	Form of Exchange Agent Agreement

Exhibit H	Form of Letter of Transmittal

Exhibit I-1	Form of Parent Registration Rights Agreement

Exhibit I-2	Form of A&R Company Investors’ Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated September 30, 2020 (this “Agreement”), is made and entered into by and among Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance herewith, “Parent”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hims, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Parent, and was formed for the purpose of the Merger;

WHEREAS, immediately prior to the Closing, on the Closing Date, (a) Parent will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Sections 206 to 209 of the Cayman Islands Companies Law (as amended) (the “Domestication”) and (b) in connection with such Domestication, the Parent Certificate of Incorporation in substantially the form attached hereto as Exhibit B and the Parent Bylaws in substantially the form attached hereto as Exhibit C will be adopted, in each case, by the Parent Board as constituted immediately following the Domestication;

WHEREAS, following the date of this Agreement, the Company is contemplating (a) entering into agreements to purchase and, contemporaneously with the consummation of the Transactions (with settlement of the cash payments to occur following the Closing) subsequently to acquire and cancel, Company Capital Stock (or Parent Common Stock) from as-yet to be specified Company Stockholders and/or (b) facilitating the direct purchase of shares by purchasers in the PIPE Financing of Parent Class A Common Stock (which shall become Parent Class A Common Stock upon such transfer) from as-yet to be specified Company Stockholders as promptly as practicable following the Closing in lieu of the subscription and purchase of shares of Parent Class A Common Stock (any such action described in (a) or (b) and, in each case, as is reasonably agreed to by Parent and the Company, but excluding any Promissory Note Cancellation, a “Company Share Redemption”), in each case, in exchange for an aggregate amount equal to or less than $75,000,000 (such aggregate redemption amount, the “Company Redemption Amount”), which such amount is anticipated to be funded as a result of the transactions contemplated by this Agreement; provided that without the prior written consent of Parent (i) no director, officer or member of the Company’s senior management team may participate in any Company Share Redemption in excess of seven percent (7%) of their shares of Company Capital Stock pursuant thereto and (ii) no Company Stockholder may sell in excess of ten percent (10%) of their shares of Company Capital Stock pursuant thereto;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the DGCL, Merger Sub shall merge with and into the Company pursuant to the Merger, with the Company being the surviving corporation in the Merger, and as a result of which the Company will become a wholly-owned Subsidiary of Parent;

WHEREAS, the Parent Board has (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the shareholders of Parent;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Merger Sub’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholder of Merger Sub;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Governing Documents of Merger Sub;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), with Parent;

WHEREAS, after the execution of this Agreement, the Company Stockholders who hold capital stock of the Company sufficient to deliver the Company Required Approval, will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement with respect to all such Company Common Stock and Company Preferred Stock owned beneficially and of record by such Company Stockholders (the “Written Consent”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, Parent shall provide an opportunity to the Parent Stockholders to exercise their rights to participate in the Parent Stock Redemption, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Parent Governing Documents in conjunction with, inter alia, obtaining approval from the Parent Stockholders for the transaction contemplated hereby and by the Ancillary Agreements;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Investors, an aggregate number of shares of Parent Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price set forth in the Subscription Agreements on the Closing Date immediately after the Effective Time, on the terms and subject to the conditions set forth therein;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the PIPE Financing shall be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in an exchange described in Section 351 of the Code (collectively, the “Intended Tax Treatment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent Sponsor has entered into that certain Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company, pursuant to which Parent Sponsor has agreed, immediately prior to the Domestication, to surrender to Parent, for no consideration and as a contribution to the capital of Parent, certain Sponsor Shares and Sponsor Warrants;

WHEREAS, in connection with the Domestication, shares of Parent Class B Common Stock shall automatically convert into shares of Parent Class A Common Stock;

WHEREAS, with a view to augmenting and concentrating voting control in Parent with Company shareholders who have a focus on long term value creation for the purpose of providing all Company shareholders following the Merger with the most favorable conditions for both liquidity and long term value realization in their public company investment in shares of Parent capital stock, prior to the Closing, the Company intends to amend and restate the Company Certificate of Incorporation in substantially the form set forth on Exhibit D attached hereto (the “A&R Company Dual Class Charter”) in order to implement a dual class structure pursuant to which the existing shares of Company Capital Stock shall be re-designated into shares of Company Class A Common Stock, but solely with respect to a portion of shares of Company Capital Stock held by Andrew Dudum (the “CEO”) and any entities, directly or indirectly, wholly-owned by the CEO (collectively, the “CEO Affiliates” and, together with the CEO, the “CEO Group”) representing approximately 33% of the sum of (a) the number of shares of Company Capital Stock held by the CEO Group plus (b) underlying vested and unvested Equity Interests held by the CEO, such shares of Company Common Stock shall be exchanged for Company High Vote Stock, which shall have equivalent economic rights, including dividend and liquidation rights, as the Company Class A Common Stock, but carry additional voting rights in the form of an additional number of votes per share in a number fixed at Closing such that, immediately following the completion of the transactions contemplated by this Agreement and the issuance of Parent Class A Common Stock and Parent Class V Common Stock pursuant to Article II, the shares of Parent Class A Common Stock and Parent Class V Common Stock held by the CEO Group shall represent approximately (but not in excess of) ninety percent (90%) of the aggregate voting power of all outstanding capital stock of Parent (collectively, the “Dual Class Structure”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Company”) and continuing as a wholly-owned Subsidiary of Parent. Following the Merger, the separate corporate existence of Merger Sub will cease.

Section 1.2 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Merger. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 1.4 Governing Documents.

(a) As part of the Company Recapitalization and in order to implement the Dual Class Structure, immediately prior to the Effective Time, the Company Certificate of Incorporation shall be amended and restated in its entirety in substantially the form as set forth on Exhibit D attached hereto.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth on Exhibit E and Exhibit F attached hereto, and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with their terms and the DGCL.

Section 1.5 Directors and Officers. At the Effective Time, the directors and officers set forth on Schedule 1.5 of the Schedules will become the directors and officers of the Surviving Company and will remain the directors and officers of such Surviving Company after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION; EFFECTS OF THE MERGER

Section 2.1 Closing Date Statements. Not less than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Draft Closing Date Capitalization Statement”), signed by the Chief Financial Officer of the Company, which sets forth the (a) name, mailing address and email address of each Equity Holder of record on the books and records of the Company, (b) number, class and type of Equity Interests owned by each Equity Holder, (c) with respect to each holder of Company Restricted Stock, the number of shares of Company Common Stock consisting of such Company Restricted Stock, (d) with respect to each holder of Company Options, the number of shares of Company Common Stock subject to, and the exercise price per share of Company Common Stock of, each such Company Option, (e) with respect to each holder of a Company RSU, the number of shares of Company Common Stock underlying such Company RSU, (f) with respect to each holder of Company Warrants, the number of shares of Company Common Stock subject to, and the exercise price per share of Company Common Stock of, such Company Warrants, (g) the allocation of the Merger Consideration payable to each Company Stockholder (divided into the portion of shares of Parent Class A Common Stock, Parent Class V Common Stock, Parent Warrants and each type of Earn Out Shares payable to such Company Stockholder with respect to the Company Capital Stock held by such Company Stockholder), (h) the allocation of Assumed Options, Parent Warrant RSUs and each type of Parent Earn Out RSUs to be issued to each holder of Company Options pursuant to Section 2.7(a), (i) the allocation of Rollover RSUs, Parent Warrant RSUs and each type of Parent Earn Out RSUs to be issued to each holder of Company RSUs pursuant to Section 2.7(b), (j) the allocation of Assumed Warrants (divided into the portion of shares of Parent Class A Common Stock, Parent Class A Warrants and each type of Earn Out Shares issuable upon the exercise of such Assumed Warrant) to be issued to each holder of Company Warrants pursuant to Section 2.8(b), and (k) the Per Share Merger Consideration, the Per Share Exchange Amount, the Warrant Exchange Amount, the Earn Out Exchange Amount,

the Aggregate Class V Share Amount, the Company Outstanding Shares, and the Company Outstanding Shares Amount. The Company shall consider in good faith Parent’s comments to the Draft Closing Date Capitalization Statement, which comments Parent shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Draft Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Draft Closing Date Capitalization Statement, the Company shall provide reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any documentation or information as is reasonably requested by Parent. The Company shall deliver to the Exchange Agent and Parent a final statement (the “Closing Date Capitalization Statement”) as finalized pursuant to this Section 2.1 not less than one (1) Business Day prior to the Closing Date. Parent and the Exchange Agent shall be entitled to rely, and shall have no liability to any Equity Holder or any other Person for relying on or paying any consideration under this Agreement (including with respect to the Merger Consideration) in accordance with such Closing Date Capitalization Statement.

Section 2.2 Merger Consideration. Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders (collectively, the “Merger Consideration”) shall be:

(a) a number of shares of Parent Class A Common Stock equal to the (A) product of (i) Stock Consideration multiplied by the (ii) Company Outstanding Shares Amount minus (B) the Aggregate Class V Share Amount;

(b) a number of Parent Class A Warrants equal to the Warrant Consideration multiplied by the Company Outstanding Shares Amount (collectively, the “Parent Warrants”);

(c) a number of restricted shares of Parent Class A Common Stock equal to the Earn Out Consideration multiplied by the Company Outstanding Shares Amount (the “Earn Out Shares”) to be issued pursuant to Section 2.10(a) and which shall be subject to the vesting and forfeiture conditions provided for in Section 2.10; and

(d) a number of shares of Parent Class V Common Stock equal to the Aggregate Class V Share Amount.

Section 2.3 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (including any share of Company Capital Stock subject to a right of repurchase or risk of forfeiture, in either case in favor of the Company (each, a share of “Company Restricted Stock,” and each share of Company Restricted Stock converted pursuant to this Section 2.3(a), a share of “Rollover Restricted Stock”), but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)), shall thereupon be converted into, and the holder of such share of Company Capital Stock shall be entitled to, the right to receive (1) a number of shares of Parent Class A Common Stock (or, solely with respect to the Company High Vote Stock, such number of shares of Parent Class V Common Stock (but not Parent Class A Common Stock)) equal to the Per Share Exchange Amount, (2) a number of Parent Warrants equal to the Warrant Exchange Amount, (3) a number of Earn Out Shares equal to the Earn Out Exchange Amount, with (i) one third of such Earn Out Shares designated as “$15 Earn Out Shares” and subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(i), (ii) an additional one third of such Earn Out Shares designated as “$17.50 Earn Out Shares” subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(ii), and (iii) the remaining one third of such Earn Out Shares designated as “$20 Earn Out Shares” subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(iii) (collectively, the “Per Share Merger Consideration”), in each case, payable without interest, to the applicable Company Stockholder in accordance with Section 2.4, Section 2.5, Section 2.6 and Section 2.10;

(b) all of the shares of Company Capital Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.3 shall no longer be outstanding and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Capital Stock shall have been converted in the Merger;

(c) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company or by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.000001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(e) at the Effective Time, any right of repurchase or forfeiture condition, in either case in favor of the Company, applicable to Company Restricted Stock shall, without any further action or consent, be automatically assigned to Parent. Following the Effective Time, each share of Rollover Restricted Stock shall remain subject to the terms and conditions of the Stock Plan (if applicable) and to the award agreement evidencing such former Company Restricted Stock (including the term and vesting schedule), subject to such adjustments as reasonably determined by the Company’s Board of Directors (or, following the Effective Time, the Parent Board or a committee thereof administering the Stock Plan) to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement (including the imposition on Earn Out

Shares of the vesting and forfeiture conditions described in Section 2.10). In addition, and for clarity, each Earn Out Share issued in respect of Company Restricted Stock shall be subject to the terms and conditions of the Stock Plan (if applicable) and to the award agreement evidencing such former Company Restricted Stock (including the term and vesting schedule), in addition to the vesting and forfeiture conditions described in Section 2.10.

Section 2.4 Payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders:

(a) evidence of book-entry shares representing a number of whole shares of Parent Class A Common Stock equal to the aggregate Parent Class A Common Stock deliverable to the Company Stockholders pursuant to this Article II;

(b) evidence of book-entry shares representing a number of Parent Class A Warrants equal to the aggregate Parent Warrants deliverable to the Company Stockholders pursuant to this Article II;

(c) evidence of book-entry shares representing a number of Parent Class A Common Stock equal to the aggregate Earn Out Shares deliverable to the Company Stockholders pursuant to this Article II;

(d) evidence of book-entry shares representing a number of whole shares of Parent Class V Common Stock equal to the Aggregate Class V Share Amount deliverable to the CEO Group pursuant to this Article II; and

(e) the aggregate amount of cash payable to the Company Stockholders in lieu of fractional shares pursuant to Section 2.5(g).

Any such amounts or shares of Parent Class A Common Stock, Parent Class A Warrants and Parent Class V Common Stock in book-entry form deposited with the Exchange Agent shall hereinafter be referred to as the ”Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.5, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Capital Stock immediately prior to the Effective Time (including any shares of Company Restricted Stock, but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) who has delivered to the Exchange Agent, at least three (3) Business Days prior to the Closing Date, a completed and duly executed Letter of Transmittal, along with all Company Certificates, if certificated (subject to Section 2.6), (A) evidence of book-entry shares representing the number of whole shares of the aggregate Parent Class A Common Stock or Parent Class V Common Stock in respect of such Company Capital Stock held by such Company Stockholder, (B) evidence of book-entry shares representing the number of Parent Class A Warrants of the aggregate Parent Warrants in respect of such Company Capital Stock held by such Company Stockholder, (C) evidence of book-entry shares representing the number of whole shares of aggregate Earn Out Shares in respect of such Company Capital Stock held by such

Company Stockholder and (D) notwithstanding anything in Section 2.4(a), Section 2.4(b) or Section 2.4(c) to the contrary, an amount equal to any cash in lieu of fractional shares which such Company Stockholder has the right to receive in respect of such Company Capital Stock pursuant to Section 2.5(g), by wire transfer of immediately available funds to the account such Company Stockholder identified in the Letter of Transmittal for such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to pay to any Equity Holder or any other Person more than the Stock Consideration, Warrant Consideration and Earn Out Consideration, in each case, as allocated in accordance with this Article II.

Section 2.5 Exchange Procedures for Company Stockholders.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) Business Days prior to the Closing Date, Parent shall appoint Continental Stock Transfer & Trust Company (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter an exchange agent agreement substantially in the form attached hereto as Exhibit G (the “Exchange Agent Agreement”).

(b) Payment Procedures. Not less than fifteen (15) Business Days prior to the Closing Date, Parent and the Company shall cause the Exchange Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive the Merger Consideration pursuant to Section 2.3(a), a letter of transmittal substantially in the form of Exhibit H attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL or the CCC. Subject to the satisfaction of the conditions in Article VI, in the event that at least two (2) Business Days prior to the Closing Date, a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal (along with all certificates representing shares of Company Capital Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Capital Stock are certificated), then such failure shall not alter, limit or delay the Closing; provided, that such Company Stockholder shall not be entitled to receive its respective portion of the Merger Consideration until such Person delivers a duly executed and completed Letter of Transmittal and its Company Certificates to the Exchange Agent. Upon delivery of such duly executed Letter of Transmittal and its Company Certificates by such Company Stockholder to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the portion of the Merger Consideration in respect of his, her or its shares of Company Capital Stock referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 2.5, each share of Company Capital Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which it has been converted pursuant to this Article II. If payment is to be made to a Person (other than the record or registered Company Stockholder), it shall be a condition to such payment that any Company Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the

Exchange Agent any transfer or other Taxes required as a result of such payment being made to a Person (other than the record or registered Company Stockholder) or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) No Further Rights. The Merger Consideration paid upon the surrender of Company Capital Stock in accordance with the terms of this Section 2.5 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Capital Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Capital Stock shall cease to have any rights as stockholders of the Company, except as expressly provided in this Agreement or by applicable Law.

(d) Equitable Adjustment. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock, Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), excluding in each case the Company Recapitalization, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock, Parent Class A Common Stock or Parent Class B Common Stock will be equitably adjusted to reflect such change; provided, however, that this Section 2.5(d) shall not be construed to permit Parent, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(e) Dividends. No dividends or other distributions declared with respect to shares of Parent Class A Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Company Certificates to the Exchange Agent. After the delivery of such materials, such Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to shares of Parent Class A Common Stock issuable to such Company Stockholder.

(f) Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (the “CCC”). Each holder of Company Dissenting Shares who, pursuant to the DGCL or the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL or the CCC, as applicable). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its Per Share Merger Consideration as if such share never had been a Company Dissenting Share, and Parent (or following the Closing, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 2.4, this Section 2.5 and Section 2.6, its Per Share Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the CCC, as applicable, and received by the Company, and (b) the reasonable opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Equity Holders have granted regarding appraisal rights that would apply to the Merger.

(g) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares shall be issued in exchange for Company Capital Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Capital Stock (including any shares of Company Restricted Stock, but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares which such holder would otherwise be entitled to receive, but for this Section 2.5(g).

Section 2.6 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the provision by such Person of (a) a bond in such amount as Parent may reasonably require or (b) a customary indemnity against any claim that may be made against Parent, the Surviving Company or their current or former affiliates with respect to such Company Certificate, and Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Merger Consideration, deliverable in respect of any shares of Company Capital Stock outstanding immediately prior to the Effective Time evidenced thereof (including any shares of Company Restricted Stock, but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) as determined in accordance with this Article II and subject to the other deliveries required by Section 2.4 and Section 2.5.

Section 2.7 Conversion of Company Equity Awards.

(a) Company Options.

(i) At the Effective Time, each option to purchase shares of Company Common Stock pursuant to the Stock Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase a number of shares of Parent Class A Common Stock (each, an “Assumed Option”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of Parent Class A Common Stock equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Per Share Exchange Amount (rounded up to the nearest whole cent).

(ii) In addition, as soon as reasonably practicable following the Effective Time, each holder of Company Options shall receive for each outstanding share of Company Common Stock underlying a Company Option, (A) an award of restricted stock units of Parent denominated in a number of shares of Parent Class A Common Stock (each, a “Parent Warrant RSU”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (2) the Warrant Exchange Amount, multiplied by (3) the Closing Warrant Value Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) and (B) an award of restricted stock units of Parent denominated in a number of shares of Parent Class A Common Stock (each, a “Parent Earn Out RSU”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Earn Out Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding).

(b) Company RSUs.

(i) At the Effective Time, each award of restricted stock units with respect to shares of Company Common Stock granted pursuant to the Stock Plan (each, a “Company RSU”) that is outstanding and unsettled immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted stock units with respect to a number of shares of Parent Class A Common Stock equal to (A) the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by (2) the Per Share Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) plus (B) the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by (2) the Earn Out Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) (after such conversion, the “Rollover RSUs”, with such portion of the RSU set forth in the preceding clause (B) being designated as a “Parent Earn Out RSU” for all purposes herein).

(ii) In addition, as soon as reasonably practicable following the Effective Time, each holder of Company RSUs shall receive for each of his or her respective Company RSUs, a number of Parent Warrant RSUs equal to the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time, multiplied by (2) the Warrant Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding), multiplied by (3) the Closing Warrant Value Amount.

(c) The treatment of the Company Options specified in this Section 2.7 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Following the Effective Time, each Assumed Option and Rollover RSU (collectively, each, a “Rollover Award”) shall remain subject to the terms and conditions of the Stock Plan and to the award agreement evidencing such Company Equity Award (including the term and vesting schedule), subject to such adjustments as reasonably determined by the Company’s Board of Directors (or, following the Effective Time, the Parent Board or a committee thereof administering the Stock Plan) to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement. Prior to the Effective Time, the Company’s Board of Directors (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company RSUs as contemplated by this Section 2.7 and Company Restricted Stock as contemplated by Section 2.3.

(d) Notwithstanding anything in the foregoing to the contrary, a holder of a Company Option shall only be granted a Parent Warrant RSU and a Parent Earn Out RSU, and a holder of a Company RSU shall only be granted a Parent Warrant RSU and a Parent Earn Out RSU if such holder remains in continuous service to the Company or its successor on the grant date of such award. In addition, and for clarity, but subject to the first two sentences of Section 2.7(c), each Parent Warrant RSU and each Parent Earn Out RSU shall be subject to substantially the same service-based vesting condition as applied to the former Company Option or former Company RSU; provided that, in addition thereto, (i) one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(i), (ii) an additional one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(ii) and (iii) the remaining one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(iii); provided, further, that following satisfaction of the service-based vesting condition applicable to a Parent Earn Out RSU (and, for the avoidance of doubt, satisfaction of the Achievement Date with respect to the applicable portion of such Parent Earn Out RSU), such award shall remain outstanding pursuant to its terms during the Earn Out Period following termination of the holder’s continuous service.

Section 2.8 Conversion of Company Warrants.

(a) At the Effective Time, subject to Section 5.19(b), each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically and fully be exercised in accordance with its terms by virtue of the occurrence of the Merger without the requirement of any other election or action by the Company or holder thereof, shall automatically, without any action on the part of the holder thereof, be exercised in accordance with its terms immediately prior to the Effective Time and such Company Warrant shall be cancelled and eligible for the consideration set forth in Section 2.3 based upon the number of shares of Company Capital Stock into which such Company Warrant was automatically exercised. For the avoidance of doubt, the Company shall be entitled to elect to adjust the exercise price of any such Company Warrant in accordance with the terms thereof in order for such Company Warrant to be automatically exercised in accordance with its terms immediately prior to the Effective Time.

(b) At the Effective Time, subject to Section 2.8(a) and Section 5.19(b), each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms pursuant to Section 2.8(a)) (each, an “Assumed Warrant”) shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into a warrant to purchase (A) that number of shares of Parent Class A Common Stock equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Exchange Amount, (B) a number of Parent Class A Warrants equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Warrant Exchange Amount and (C) that number of Earn Out Shares equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Earn Out Exchange Amount, with such Earn Out Shares being issuable upon exercise of such Parent Class A Warrant in accordance with Section 2.10(a), Section 2.10(b)(i), Section 2.10(b)(ii) and Section 2.10(b)(iii), and with each respective Earn Out Share subject to the vesting and forfeiture conditions as are provided therein. Each Assumed Warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Parent Class A Common Stock subject to such Assumed Warrant by (y)

the Per Share Exchange Amount (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares shall be issued in exchange for the Parent Common Stock issuable thereunder; in lieu of the issuance of any such fractional share, Parent shall pay to such holder of Assumed Warrants upon the exercise thereof (including by setoff against the exercise price that would otherwise be tendered) an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares which such holder would otherwise be entitled to receive, but for this Section 2.8(b).

Section 2.9 Cancellation of Sponsor Shares and Sponsor Warrants. Pursuant to the terms of, and as further specified in, the Sponsor Agreement, immediately prior to the Domestication, Parent and the Parent Sponsor shall irrevocably cause to be terminated, forfeited, surrendered and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Parent, Merger Sub, the Surviving Company or the Parent Sponsor: (a) 1,257,813 Sponsor Shares and (b) 1,004,167 Sponsor Warrants. If, between the date of this Agreement and the Closing, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Sponsor Shares and Sponsor Warrants to be terminated, forfeited, surrendered and cancelled pursuant to this Section 2.9 and the Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that this Section 2.9 shall not be construed to permit Parent or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 2.10 Earn Out.

(a) At or as soon as reasonably practicable following the Effective Time, in accordance with the provisions of Section 2.2, Section 2.3, Section 2.7 and Section 2.8, Parent shall issue the Earn Out Shares, with (i) one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(i) (the “$15 Earn Out Shares”), (ii) an additional one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(ii) (the “$17.50 Earn Out Shares”), and (iii) the remaining one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(iii) (the “$20 Earn Out Shares”).

(b) The Earn Out Shares and Parent Earn Out RSUs (which, for the avoidance of doubt, shall be subject to any remaining service-based vesting condition as provided in Section 2.7(d)) shall be subject to the following vesting conditions:

(i) If, at any time during the five (5) years following the Closing (the “Earn Out Period”), the Parent Common Stock Price is greater than or equal to $15.00 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “First Earn Out Achievement Date”), the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e);

(ii) If, at any time during the Earn Out Period, the Parent Common Stock Price is greater than or equal to $17.50 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earn Out Achievement Date”), the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e); and

(iii) If, at any time during the Earn Out Period, the Parent Common Stock Price is greater than or equal to $20.00 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “Third Earn Out Achievement Date”, collectively with the First Earn Out Achievement Date and the Second Earn Out Achievement Date, the “Achievement Dates”), the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e).

(c) Subject to the limitations contemplated herein, each Company Stockholder (including, for the avoidance of doubt, each holder of Company Restricted Stock) and each Company Warrant Holder issued Earn Out Shares upon the Closing or upon the exercise of an Assumed Warrant, respectively, shall be entitled to the voting and dividend rights generally granted to holders of Parent Class A Common Stock; provided that the Earn Out Shares shall not entitle the holder thereof to, without limiting Section 2.10(f), any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of Parent, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void.

(d) If, at any time prior to the expiration of the Earn Out Period or prior to the occurrence of the Achievement Date for which the equivalent Earn Out Shares vest pursuant to Section 2.10(b), any holder of a Parent Earn Out RSU or Parent Warrant RSU ceases, for any reason or no reason, to remain in continuous employment with Parent or a Group Company, all Parent Earn Out RSUs and Parent Warrant RSUs with respect to which service-based vesting has not been satisfied shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(e) If the vesting of (i) any of the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs, (ii) the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs or (iii) the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs has not occurred prior to the expiration of the Earn Out Period, then the applicable Earn Out

Shares and the applicable equivalent Parent Earn Out RSUs which would have vested (but did not vest during the Earn Out Period) pursuant to Section 2.10(b)(i), Section 2.10(b)(ii) or Section 2.10(b)(iii) shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(f) In the event that there is a Company Sale after the Closing and during the Earn Out Period that will result in the holders of Parent Class A Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in Section 2.10(b)(i), Section 2.10(b)(ii) and Section 2.10(b)(iii), then immediately prior to the consummation of the Company Sale any such vesting of Earn Out Shares or of Parent Earn Out RSUs set forth therein that has not previously occurred shall be deemed to have occurred and the holders of such Earn Out Shares and Parent Earn Out RSUs shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior vesting of such Earn Out Shares and Parent Earn Out RSUs has occurred:

(i) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $15.00 per share of Parent Class A Common Stock, but less than $17.50 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested (and the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs and $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist);

(ii) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $17.50 per share of Parent Class A Common Stock, but less than $20.00 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs and the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested (and the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist); and

(iii) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $20.00 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs, the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs and the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested;

provided that if the Company Sale Price for acquisition of the Parent Class A Common Stock is less than $15.00 per share of Parent Class A Common Stock, then no Earn Out Shares or Parent Earn Out RSUs shall be deemed to have vested and all such Earn Out Shares and Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(g) If, during the Earn Out Period, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred, then the applicable price per share set forth set forth in this Section 2.10 will be equitably adjusted to reflect such change.

Section 2.11 Company Recapitalization. The Company shall take all actions necessary to effect the conversion of all outstanding shares of Company Capital Stock as of immediately prior to the Effective Time into shares of Company Class A Common Stock and shares of Company High Vote Stock, consistent with the Dual Class Structure (the “Company Recapitalization”). In connection with the Company Recapitalization, all shares of Company Capital Stock shall convert into the right to receive (i) in the case of all Company Stockholders (other than the CEO Group), the same number of shares of Company Class A Common Stock, and (ii) in the case of the CEO Group, a combination of shares of Company Class A Common Stock and shares of Class V common stock, par value $0.000001 per share, of the Company (the “Company High Vote Stock”) as contemplated by the Dual Class Structure and as set forth in the A&R Company Dual Class Charter. The related exchange agreement to be entered into in respect of such Company High Vote Stock to be issued to the CEO Group in accordance with this Section 2.11 shall provide that Parent and the Surviving Company agree to report the share exchange as a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code for all Tax purposes and agree to indemnify and hold harmless the CEO Group for Taxes and any applicable penalties and associated costs if such exchange is not tax free, in whole or in part.

Section 2.12 Tax Treatment of Earn Out. The Earn Out Shares shall be treated as issued and outstanding as of the Closing and any forfeiture thereof pursuant to Section 2.10 shall be treated as an adjustment to the Merger Consideration by the Parties, in each case for Tax purposes, unless otherwise required by a change in applicable Tax law.

Section 2.13 Withholding Rights. Each of Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that Parent, Merger Sub, the Surviving Company or the Exchange Agent withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and, provided the Closing occurs, the Closing

Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 3.1 Organization. Each Group Company (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the conduct of its business, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the absence of such qualification, licensing or registration, or failure to be in good standing, would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. Each Group Company has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the Company Required Approval. The Company Required Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been, and the Ancillary Agreements to which a Group Company is or will be a party as of the Closing Date and the transactions contemplated thereby shall be, duly authorized, executed and delivered by the Company or such applicable Group Company, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, will constitute the legal, valid and binding obligation of each member of the Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Capitalization.

(a) Set forth on Schedule 3.3(a) is a true, correct and complete list of the authorized and issued and outstanding Equity Interests of the Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof by Equity Holder, as of the date hereof. All of the issued and outstanding Equity Interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Laws, (iii) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the Company’s Governing Documents, and (iv) as of the date of this Agreement, are owned, beneficially and of record by the Equity Holders set forth on Schedule 3.3(a), free and clear of all Liens (other than transfer restrictions under applicable securities Laws).

Except as set forth on Schedule 3.3(a) or as is permitted by Section 5.1 or Schedule 5.1, there are no outstanding (w) securities of the Company convertible into or exchangeable for shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to the Company, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company, and no obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company or any securities convertible into or exercisable for such shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, or (z) obligations of the Company to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, including securities convertible into or exchangeable for shares of Company Common Stock, Company Preferred Stock or other Equity Interests of the Company. Except as set forth on Schedule 3.3(a), as of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or Company Preferred Stock or any other Equity Interests of the Company. No Company Subsidiary owns any Equity Interest in the Company.

(b) Schedule 3.3(b) sets forth, as of the date hereof, the name of the holder of each Company Equity Award, the type of security or property that such Company Equity Award covers, the vesting schedule applicable to such Company Equity Award, the number of vested and unvested units or shares covered by such Company Equity Award, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Equity Award, as applicable. Each Company Equity Award (A) has an exercise price at least equal to the fair market value of the underlying shares of Company Common Stock or Company Preferred Stock as of the grant date, if applicable; and (B) has been issued in compliance with applicable Law and properly accounted for in all respects in accordance with GAAP. No person holds, or has ever acquired, shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not timely been made.

(c) Except as set forth on Schedule 3.3(c), all of the issued and outstanding Equity Interests of each Company Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, (iii) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under such Company Subsidiary’s Governing Documents, and (iv) are owned, beneficially and of record by the Company or another Subsidiary of the Company as indicated on Schedule 3.3(c), free and clear of all Liens (other than transfer restrictions under applicable securities Laws and any other Liens noted with respect thereto on

Schedule 3.3(c)). There are no outstanding (w) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or other Equity Interests of such Company Subsidiary, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to any Company Subsidiary, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of any Company Subsidiary, and no obligation of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any other Equity Interests of such Company Subsidiary or any securities convertible into or exercisable for such shares of capital stock or other Equity Interests of such Company Subsidiary, or (z) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of capital stock or other Equity Interests of such Company Subsidiary, including securities convertible into or exchangeable for shares of capital stock or other Equity Interests of such Company Subsidiary. Except as set forth on Schedule 3.3(c), neither the Company nor any of its Subsidiaries is party to any joint venture or other similar arrangement or relationship, or owns, holds the right to acquire, or has any obligation to make a capital contribution, loan or other investment (whether equity or debt) in respect of, any stock or other equity ownership interest in any other Person.

(d) Each of the Governing Documents of the Company, each Company Subsidiary and each Affiliated Physician Practice and the Stockholder Agreements has been duly executed and delivered, as applicable, by the Company and each Company Subsidiary, Affiliated Physician Practice and Equity Holder party thereto, as applicable, is in full force and effect as of the date of this Agreement and constitutes the legal, valid and binding obligations of the Company and each Company Subsidiary, Affiliated Physician Practice and Equity Holder party thereto, as applicable, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company has made available to Parent true, correct and complete copies of the Governing Documents of the Company, each Company Subsidiary and each Affiliated Physician Practice and the Stockholder Agreements, together with any amendments thereto, in each case as are presently in effect as of the date of this Agreement. In connection with, and prior to, the execution and delivery of this Agreement, each of the Company and Company Board took all actions necessary, if any, under the Company’s Governing Documents and the Stockholder Agreements to make valid, binding and effective (subject to the receipt of the Company Required Approval) the conversions, cancellations, forfeitures, recapitalization and other transactions contemplated by Section 2.3, Section 2.7 and Section 2.11. Taking into account such actions, if any, and subject to the receipt of the Company Required Approval, (i) the conversions, cancellations, forfeitures, recapitalization, terminations and other transactions contemplated by Section 2.3, Section 2.7 and Section 2.11 are in full compliance with the terms of the Company’s Governing Documents and the Stockholder Agreements, (ii) no additional consent or approval from, or notification to, any Person party thereto is required, and (iii) the assignment of any right of repurchase or forfeiture condition, in either case in favor of the Company, applicable to Company Restricted Stock in accordance with Section 2.3(e) will occur automatically and not require any further action or consent of any Person. The amounts set forth on the Closing Date Capitalization Statement when delivered to Parent will comply with the terms of the Company’s Governing Documents, each of the Stockholder Agreements and this Agreement.

Section 3.4 Company Subsidiaries. Schedule 3.4 sets forth a true, correct and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, and subject to the receipt of the Company Required Approval, the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub contained in Section 4.4, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Group Company, (b) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by any Group Company, (c) result in a material violation of or a material default (or give rise to any material right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any Company Material Contract or material License held by any Group Company, (d) result in the creation of any material Lien (other than any Permitted Lien) upon any of the properties or assets of any Group Company, or (e) violate in any material respect any Law or Order applicable to any Group Company.

Section 3.6 Financial Statements.

(a) Attached as Schedule 3.6 are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the unaudited condensed consolidated balance sheet of the Group Companies as of June 30, 2020 (the “Latest Balance Sheet”), and the related unaudited condensed consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit and cash flows for the six month periods ended June 30, 2020 and 2019 (collectively with the Latest Balance Sheet, the “Unaudited Financial Statements”); and

(ii) the audited consolidated balance sheet of the Group Companies as of December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (the “Audited Financial Statements”).

Except as set forth on Schedule 3.6, each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which, to the Knowledge of the Company, would be reasonably expected to be, individually or in the aggregate, material to the Group Companies taken as a whole in amount or scope.

(b) The books of account and other financial records of the Group Companies have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Except as set forth on Schedule 3.6(b), there has been no change in the accounting methods or practices of any Group Company since December 31, 2019. The Group Companies have established and maintain a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (iv) that the amount recorded for assets on the books and records of the Group Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately.

(c) All accounts receivable of the Group Companies (excluding accounts receivable from any intercompany sales) reflected in the Latest Balance Sheet (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the Ordinary Course, (ii) are properly reflected on the books and records of the Company, and (iii) to the Knowledge of the Company as of the date of the Latest Balance Sheet, are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the Latest Balance Sheet, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the Ordinary Course of business and other similar matters.

(d) All accounts payable of the Group Companies (excluding any intercompany payables) reflected in the Latest Balance Sheet or subsequently created are valid payables that have arisen from bona fide transactions in the Ordinary Course of the Group Companies. Since the date of the Latest Balance Sheet, the Group Companies have paid their accounts payable in the Ordinary Course.

(e) Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Latest Balance Sheet and except for inventory that has become obsolete or unmarketable in the Ordinary Course since the Latest Balance

Sheet Date: (i) all inventory of the Group Companies is saleable, usable and merchantable and conforms in all material respects with any applicable contractual commitments and requirements of any Governmental Entity and (ii) all such inventory has been accumulated for use or sale and is of quality adequate to satisfy existing Contracts, purchase orders and sales of the Group Companies.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Latest Balance Sheet or on Schedule 3.6(a) or Schedule 3.7, no Group Company has any liability, debt or obligation (whether absolute or contingent, whether known or unknown, whether due or to become due, regardless of when or by whom asserted and whether or not accrued) that would be required to be set forth or reserved for on a balance sheet of a Company Group (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) incurred or accrued since the Latest Balance Sheet Date in the Ordinary Course, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (b) that arose under any Company Material Contract, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (c) that are accrued or reserved against on the face of the Financial Statements or disclosed in the notes thereto in accordance with GAAP, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, (e) owing or payable to any other Group Company or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Latest Balance Sheet Date until the execution and delivery of this Agreement:

(a) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any property that is material to any of the Group Companies and that is not covered by insurance; and

(d) the Group Companies have not experienced any (i) material failure of any of the Group Companies’ Material Suppliers to timely manufacture, ship or deliver products, raw materials and goods, (ii) material reductions in customer demand, (iii) claim of force majeure by a Group Company or a counterparty to any Material Contract, or (iv) material default under a Company Material Contract to which a Group Company is a party, in each case, arising out of, resulting from or related to COVID-19 or COVID-19 Measures; and

(e) no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would constitute a breach of any of the covenants in Section 5.1(b) if taken without Parent’s written consent.

Section 3.9 Real Estate.

(a) No Group Company owns or has owned a fee interest in any real property.

(b) Schedule 3.9(b) lists, as of the date of this Agreement, each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto, as of the date of this Agreement, with respect to the Leased Real Properties (individually, a ”Lease” and collectively, the ”Leases”) have been made available to Parent. Schedule 3.9(b) sets forth a true, correct and complete list of all Leases, as of the date of this Agreement, including the date and name of the parties to each Lease.

(d) Except as set forth on Schedule 3.9(d), with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) as of the date of this Agreement, no Group Company has received written or, to the Knowledge of the Company, oral notice of any current material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Lease.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including owner name and, as appropriate, registration and application dates and numbers; (ii) all registered copyrights and copyright applications owned by any of the Group Companies, including owner name and, as appropriate, registration and application dates and registration numbers; (iii) all domain names owned by the Group Companies; and (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, issuance and application dates and numbers.

(b) Except as set forth on Schedule 3.10(b), (i) with respect to all Trademarks registered by the Company with the United States Patent and Trademark Office or a corresponding non-U.S. registration office (“Company Material Trademarks”), the Company is in compliance with all requirements of all applicable registration offices (including through the timely filing of all affidavits of use, incontestability, renewal applications, and other post-registration filings); (ii) to the Knowledge of the Company, no Person possesses any rights that would restrict or conflict in any material respect with the use by any Group Company of any Company Material Trademarks in the conduct of the business of the Group Companies anywhere in the United States or in any other country in which any Group Company currently operates, or proposes to operate; (iii) each registered Company Material Trademark has been in continuous use by a Group Company since the date of first use alleged in such registration; and (iv) the Group Companies have enforced quality control over the licensees of all Company Material Trademarks adequate to maintain the validity and enforceability of such Company Material Trademarks, free of any claim of abandonment or non-use.

(c) Except as set forth on Schedule 3.10(c), (i) a Group Company exclusively owns and possesses all right, title and interest in or to, or has the right pursuant to a Company IP Agreement or pursuant to a Standard IP Agreement to use, all Intellectual Property used or held for use in, the conduct of the business of the Group Companies (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Registered IP is subsisting, valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable), (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Owned Intellectual Property, and (iv) the Group Companies have paid all maintenance and other fees necessary to maintain the Company Registered IP until ninety (90) days after the Closing Date.

(d) Schedule 3.10(d) sets forth a listing, as of the date of this Agreement, of all agreements relating to Intellectual Property to which a Group Company is a party, including any Intellectual Property licenses granted by or to any Group Company (“Company IP Agreements”), other than (i) licenses of generally commercially available Intellectual Property with a replacement cost or annual license, maintenance and other fees of less than $50,000, in the aggregate, (ii) standard employee agreements and standard consulting agreements, pursuant to which such personnel has assigned Intellectual Property to the Group Company or received a non-exclusive license to use Company Intellectual Property on behalf of Group Company in the Ordinary Course; (iii) nondisclosure and confidentiality agreements entered into in the Ordinary Course; (iv) feedback, trademark and other similar licenses that are incidental to any license to Intellectual Property, or (v) non-exclusive licenses granted by or to a Group Company in the Ordinary Course (each of the agreements in clauses (i)-(v), “Standard IP Agreements”).

(e) Except as set forth on Schedule 3.10(e): (i) to the Knowledge of the Company, neither the use of the Intellectual Property as used by the Group Companies in the conduct of their business, nor the conduct of their business, infringes, misappropriates or violates, or has, in the past six (6) years, infringed, misappropriated, or violated, the rights of any Person in any Intellectual Property; and (ii) no Group Company has, in the

six (6) years preceding the execution and delivery of this Agreement, received any written notice alleging any of the same.

(f) Except as set forth on Schedule 3.10(f): (i) as of the date of this Agreement, there are no Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company), hearings, arbitrations, demands or similar actions currently pending or, to the Knowledge of the Company, threatened, or that have been brought within the last six (6) years by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Company Intellectual Property.

(g) Each Group Company has taken commercially reasonable measures to maintain enforce and protect all Company Owned Intellectual Property, including its trade secrets and other information. Without limiting the generality of the foregoing, each past and present employee, consultant, or contractor of any Group Company who has access to, or has had access to, any material trade secrets or confidential information of a Group Company has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any Intellectual Property on behalf of a Group Company, assigns to a Group Company all of such Intellectual Property, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property, and each such agreement is valid and enforceable in accordance with its terms, and, to the Knowledge of the Company, no such Person has breached any such agreement.

(h) As of the date of this Agreement, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned, licensed, leased, or otherwise used or held by or on behalf of the Group Companies for use in the conduct of the business of the Group Companies (collectively, the “Company Systems”). The Company Systems are adequate for operation of the business of the Group Companies as currently conducted. The Group Companies have put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and any Personal Data in any Group Company’s possession or control and (ii) the Company Systems and any such Personal Data from unauthorized access, use, modification or corruption. The Group Companies maintain and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity procedures. During the past two (2) years, (x) each Group Company has been in compliance in all material respects with all Data Security Requirements applicable to such Group Company, (y) no Person has made any illegal or unauthorized use of, or had unauthorized access to, the Company Systems or any Personal Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies, and (z) no Group Company has been under any investigation by any Governmental Entity regarding its protection, storage, use or disclosure of Personal Data.

(i) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property, Company Systems or Personal Data.

(j) None of the proprietary software owned by the Group Companies incorporates, or is linked, bundled or distributed by the Group Companies with, any open source, community source, shareware, freeware, or other code that (i) would result in such software being covered by any “copyleft” or “reciprocal” licensing regime, in each case as would require any of the Group Companies to license, disclose or distribute its own proprietary source code, or (ii) would impose any obligation on a Group Company to grant any license or immunity under its Intellectual Property or provide its software to any other Person free of charge.

(k) No source code for any Company Software has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party other than to third-party developers or other service providers in the Ordinary Course consistent with past practice pursuant to written agreements with reasonable confidentiality and nondisclosure obligations and use restrictions and that (in the case of developers) provide for ownership of improvements, modifications, derivative works and other developed Intellectual Property to a Group Company, and no Person other than the Group Companies and such developers or service providers is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code for any Company Software be disclosed, licensed, released, made available, or delivered to any other Person.

Section 3.11 Litigation.

(a) Except as set forth on Schedule 3.11, during the two (2) years preceding the execution and delivery of this Agreement, there have not been, and there are no, Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) or Orders pending or, to the Knowledge of the Company, threatened against any Group Company, any Affiliated Physician Practice or any of their respective properties at Law or in equity, including, in each case, Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) or Orders (i) that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) that, individually or in the aggregate, would reasonably be expected to be material to the Group Companies taken as a whole.

(b) As of the date of this Agreement, no member of the Group Company intends to or has, during the past two (2) years, filed any material Action against any other Person.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts to which any Group Company is a party:

(i) any stockholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or, other than employment and consulting agreements and commercial Contracts entered into in the Ordinary Course on arms’ length terms, other Contract with a holder of equity securities of any Group Company;

(ii) joint venture or similar Contracts;

(iii) any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise;

(iv) any Contract that is a note, debenture, guarantee, mortgage, loan agreement or indenture relating to or that otherwise evidences Indebtedness of any Group Company in excess of $1,000,000, other than any such obligations by and among any of the Group Companies;

(v) any non-competition Contract or other Contract that purports to materially limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(vi) any employment or consulting Contract with any director, officer, employee or independent contractor that is a natural person of any Group Company that (A) provides annual compensation in excess of $251,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (C) is not terminable at any time on less than ninety (90) days’ prior notice and without any material liability to any Group Company or payment of severance or similar separation payments;

(vii) Company IP Agreement (excluding Standard IP Agreements);

(viii) Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(ix) Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property, including real property,

owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(x) any Contract with any Material Supplier;

(xi) any retailer Contract that involved consideration in excess of $1,000,000 in the aggregate in the past twelve (12) months to or from the Group Companies;

(xii) any Contract reasonably expected to result in future payments to or by any Group Company in excess of $750,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii) any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv) any Contract with any Governmental Entity, other than any Licenses;

(xv) any Contract that is a settlement, conciliation, or similar agreement (A) with any Governmental Entity or (B) pursuant to which any Group Company has any material ongoing liability or obligation;

(xvi) any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or

(xvii) any other Contract not of the types described above in this Schedule 3.12(a) that involved consideration in excess of $1,000,000 in the aggregate in the past twelve (12) months to or from the Group Companies.

(b) The Contracts listed or required to be listed on Schedule 3.12(a) (together with Leases and the Company Affiliate Agreements, the “Company Material Contracts”) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No Group Company has any present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Group Company under any Company Material Contract, and, to the Knowledge of the Company, no facts exist which would render such performance unlikely (including as a result of COVID-19 or COVID-19 Measures). None of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any material term or condition of any Company Material Contract by any party thereto except as would not reasonably be expected to be material to the Group Companies taken as a whole.

(c) No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend any material term or condition of, or otherwise materially alter the terms and conditions of, any Company Material Contract or has received any such notice from any other party thereto.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) all income and other material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account any extensions of time within which to file such Tax Returns) and are correct and complete in all material respects;

(b) all material Taxes due and owing by any of the Group Companies have been paid in full;

(c) there are no extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course);

(d) all deficiencies asserted in writing as a result of any examination of any Tax Returns of the Group Companies have been paid in full or finally settled;

(e) no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened in writing, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened in writing, in each case with respect to any Taxable period for which the period of assessment or collection remains open;

(f) the Group Companies have withheld and paid or properly set aside in accounts for such purpose all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g) there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof and none of the Group Companies has waived any statute of limitations in respect of Taxes;

(h) there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet delinquent or Liens for Taxes being contested in good faith by appropriate proceedings);

(i) no Group Company is a party to any Tax allocation, Tax indemnity or tax sharing agreement or other similar arrangement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j) no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(k) no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) no written claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction;

(m) the Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP and the unpaid Taxes of the Company and the Company Subsidiaries (being Taxes not yet due and owing) will not materially exceed the reserve for Tax liabilities set forth on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns;

(n) except with respect to deferred revenue or prepaid amounts collected by the Group Companies in the Ordinary Course, no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date;

(o) none of the Group Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code in the past two (2) years; and

(p) to the Knowledge of the Company as of the date of this Agreement, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Environmental Matters.

(a) During the past two (2) years, each Group Company is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying with all applicable Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) No Group Company has treated, stored, disposed of, arranged for the disposal of, transported, manufactured, Released or exposed any Person to Releases of, Hazardous Substances, or, to the Knowledge of the Company, owned or operated any facility or property contaminated by any Hazardous Substance, in each case so as to give rise to any material liability (contingent or otherwise) of the Group Companies pursuant to any Environmental Laws.

(c) None of the Group Companies has by contract assumed, undertaken or provided an indemnity with respect to any material liability (contingent or otherwise) of any other Person relating to any Environmental Laws.

(d) As of the date of this Agreement, no Group Company has received written notice that such Group Company is subject to any currently unresolved Action, Order or actual or alleged material violation or liability (contingent or otherwise) arising under any Environmental Law.

(e) The Company has made available to Parent copies of all Phase I environmental reports and all material health or safety reports prepared in the past two (2) years bearing on material environmental, health or safety liabilities of the Group Companies, which are in its possession or reasonable control as of the date of this Agreement.

Section 3.15 Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list, as of the date of this Agreement, of all material Licenses and approvals held by the Group Companies. The Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list, as of the date of this Agreement, of all Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has provided Parent true, correct and complete copies, as of the date of this Agreement, of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any subsequent summaries of material modifications thereto; (v) any related insurance contracts or funding arrangements; and (vi) any non-routine correspondence with any Governmental Entity during the past two (2) years.

(b) Except as set forth on Schedule 3.16(b):

(i) No Company Benefit Plan is, and none of the Group Companies maintains, sponsors, contributes to or has an obligation to contribute to: (i) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan,” or “multiple employer welfare arrangement,” including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(ii) No Company Benefit Plan is and none of the Group Companies has any current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no Group Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(iii) Each Company Benefit Plan and related trust has been established, administered, maintained, funded and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been timely made or properly accrued;

(iv) No Action (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims) prior to the date hereof;

(v) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the ”IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and, to the Knowledge of the Company, no condition or circumstance exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or adversely affect the qualification of such Company Benefit Plan;

(vi) No Group Company has incurred, nor have any events occurred that would reasonably be expected to result in the imposition of, any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H or of the Code. No Company Benefit Plan provides for, and no Group Company could be obligated to provide, post-employment or post-termination medical, health, life insurance or any other “welfare-type” benefits to any current or former employee, officer or director of any Group Company or any other Person except as required by COBRA and for which the covered individual pays the full cost of coverage;

(vii) No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would reasonably be expected result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(viii) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with, or is exempt from, Section 409A of the Code and any proposed and final guidance under Section 409A of the Code; none of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code;

(ix) None of the Group Companies, and no employee, equityholder or service provider (current or former) of the Group Companies, is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) as a result of the transactions contemplated by this Agreement; and

(x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, except as provided for in this Agreement, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company

Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits or other rights under any Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

Section 3.17 Labor Relationships.

(a) None of the Group Companies’ employees are represented by any labor union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body (each a “CBA”). As of the date of this Agreement, there are no, and during the past two (2) years have been no, labor organizing or decertification activities relating to or affecting any employees of any of the Group Companies, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. With respect to the transactions contemplated by this Agreement, the Group Companies have satisfied any notice, consultation or bargaining obligations owed to their employees or their representatives under applicative Law, CBA, or other Contract.

(b) During the two (2) years preceding the execution and delivery of this Agreement, no material labor grievance, material labor arbitration, material labor dispute, unfair labor practice charge, walk out, strike, lockout, hand billing, picketing, slowdown or work stoppage involving any employees of the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened against or has affected any of the Group Companies (including as a result of COVID-19).

(c) The Group Companies are and, during the past two (2) years, have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, COVID-19, plant closures, furloughs, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(d) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment allegations of which they are or were made aware during the past two (2) years. With respect to each such allegation, the Company has taken all corrective action necessary under applicable Law. The Company does not reasonably expect any material liability with respect to any such allegations.

(e) None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(f) To the Knowledge of the Company, no Person is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(g) No employee layoff, facility closure (whether voluntary or by Order), reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of the Group Companies has occurred within the past six (6) months or is currently planned or announced.

(h) To the Knowledge of the Company and as of the date of this Agreement, no employee of the Group Companies with annualized compensation at or above the level of $251,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 3.18 International Trade & Anti-Corruption Matters.

(a) None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time, on behalf of or in connection with the Group Companies, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(b) Since December 31, 2017 until the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any written notice, inquiry, or, to the Knowledge of the Company, any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) None of the Group Companies has imported products into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19 Brokerage. Except as set forth on Schedule 3.19, none of Parent, Merger Sub, the Surviving Company or any other Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or, to the Knowledge of the Company, any of their respective Affiliates.

Section 3.20 Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies, as of the date of this Agreement, carried by, or for the benefit of, the Group Companies (collectively, the “Insurance Policies”). Such Insurance Policies provide coverage sufficient in all material respects for a business of the size and type operated by the Group Companies. With respect to each Insurance Policy required to be listed on Schedule 3.20, (i) all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (iii) neither the Company nor its Subsidiaries is in material breach or default (including any such material breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, as of the date of this Agreement, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no material action has been threatened with respect thereto, and (v) as of the date of this Agreement, no written notice of cancellation, termination, reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any Insurance Policy. As of the date of this Agreement, there is no pending material claim by any Group Company against any insurance carrier under any Insurance Policy for which coverage has been denied or disputed by the applicable insurance carrier.

Section 3.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, Contracts with respect to the issuance of Company Equity Awards and travel advances and employee loans in the Ordinary Course which are reflected in the Financial Statements or as disclosed on Schedule 3.21, there are no transactions or Contracts between any Group Company, on the one hand, and (i) any present or former director or executive officer of a Group Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 2% or more of the Equity Interests of any Group Company or (iii) Affiliate, “associate”

or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Group Company, on the other hand (each of the foregoing, a “Company Affiliate Agreement”).

Section 3.22 Information Supplied. None of the information supplied, or to be supplied, by the Group Companies for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any other document submitted to the SEC or any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) did or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (c) the time of the Parent Stockholder Meeting or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings, submissions, publications or mailings), except that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials. Any position taken by the Group Companies in any document submitted to the SEC was done so in good faith by the Group Companies.

Section 3.23 Material Suppliers. Schedule 3.23 sets forth a list of the Group Companies’ Material Suppliers as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended June 30, 2020, showing the total purchases by the Group Companies from each such Material Supplier, during each such period. No Material Supplier has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the Knowledge of the Company, no such Material Supplier is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Supplier’s user, usage or advertising policies (as applicable), or (e) to the Knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings, except that it shall not be deemed a breach of the representations and warranties set forth in clauses (a), (b) or (c) of this sentence to the extent the termination, reduction or modification occurs after the execution and delivery of this Agreement and the Company is able to replace such Material Supplier with an alternate vendor without a Material Adverse Effect.

Section 3.24 Compliance with Laws. Each Group Company is, and during the past two (2) years has been, in compliance in all material respects with all Laws applicable to their respective businesses, operations, assets and properties, including all applicable COVID-19 Measures. During the two (2) years preceding the execution and delivery of this Agreement, no Group Company has received any written or, to the Knowledge of the Company, oral notice of, or been charged with, the material violation of any such Laws by any Governmental Entity having jurisdiction or authority over the operations of the Group Companies. Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.24 shall not cover compliance with or notices of violations of, (a) Healthcare Laws (which shall solely be covered by Section 3.25) or (b) Laws administered by the FDA (which shall solely be covered by Section 3.26).

Section 3.25 Healthcare Regulatory Matters.

(a) Except as otherwise set forth on Schedule 3.25, since the date of the Company’s incorporation, each of the Group Companies and the Affiliated Physician Practices have been in compliance in all material respects with all Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively. There are no, and during the two (2) years preceding the execution and delivery of this Agreement there have not been any Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) pending or, to the Knowledge of the Company, threatened, alleging non-compliance by the Group Companies or the Affiliated Physician Practices with respect to any Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively, and, to the Knowledge of the Company, no Group Company or the Affiliated Physician Practice is under, or during the two (2) years preceding the execution and delivery of this Agreement has been under, audit or investigation by a Governmental Entity alleging non-compliance by the Group Companies or the Affiliated Physician Practices with respect to any Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively.

(b) The Group Companies and the Affiliated Physician Practices collectively hold all Healthcare Permits necessary for the conduct of the business of each of the Group Companies and Affiliated Physician Practices as currently conducted. The Group Companies and the Affiliated Physician Practices, as applicable, are and since the date of the Company’s incorporation have been in compliance in all material respects with the requirements of such Healthcare Permits. As of the date of this Agreement, each such Healthcare Permit is in full force and effect and will remain in full force and effect and will be available for use by the Group Companies and the Affiliated Physician Practices immediately following the Closing. Since the date of the Company’s incorporation, there are no pending or, to the Knowledge of the Company, threatened Actions, petitions, objections or other pleadings with any Governmental Entity having jurisdiction or authority over the operations of the Group Companies or the Affiliated Physician Practices that would reasonably be expected to materially impair the validity of any Healthcare Permit or result in the revocation of any material Healthcare Permit. The Group Companies have used commercially reasonable efforts to require all third parties that supply the Company or its customers with services that require a Healthcare Permit, including laboratory services, have held all Healthcare Permits during the time that such services were provided.

(c) To the Knowledge of the Company, each Affiliated Provider has been duly licensed and registered, and in good standing in the state in which such Affiliated Provider practices his or her profession, such license and registration have not been suspended, revoked or restricted in any manner, and such licenses and registrations are all that are required for such Person to perform his or her duties for such Group Company or Affiliated Physician Practice. To the Knowledge of the Company, when providing professional services on behalf of a Group Company, the Affiliated Providers have at all times held the licenses and registrations required to provide such professional services.

(d) None of the Group Companies nor any of its equity owners, directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), agents or other personnel (whether employees or independent contractors), the Affiliated Physician Practices, or, to the Knowledge of the Company, Affiliated Providers, or vendors, of any Affiliated Physician Practices is currently or has been, or to the Knowledge of the Company, threatened to be: (i) debarred under 21 U.S.C. § 335a or any similar state or foreign law or regulation, excluded or suspended from participating in any Governmental Health Program or otherwise excluded under any state or foreign law or regulation, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Law, (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs, (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (v) subject to any other debarment, exclusion or sanction list or database of any Governmental Entity having jurisdiction or authority over the operations of such Persons.

(e) No Group Company nor any Affiliated Physician Practice or, to the Knowledge of the Company, Affiliated Provider: (i) is or has been party to any corporate integrity agreement with any Governmental Entity, (ii) has or has had reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Entity, (iii) as of the date of this Agreement is or has been a target or defendant in any qui tam/False Claims Act or similar litigation, or, to the Company’s Knowledge, has been threatened with such litigation, or (iv) has been served with or received any written search warrant, subpoena, civil investigative demand, contact letter or telephone or personal contact by or from any Governmental Entity related to an alleged violation of a Healthcare Law by any Group Company or Affiliated Physician Practice.

(f) The Group Companies and the Affiliated Physician Practices maintain compliance programs designed to promote material compliance with Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively.

(g) None of the Group Companies or Affiliated Physician Practices (i) satisfies the definition of “covered entity,” “business associate” or “subcontractor” under HIPAA or (ii) is subject to regulation under HIPAA.

(h) None of the Group Companies or Affiliated Physician Practices have submitted to any Payor, or otherwise been involved in the submission to any Payor, any electronic transactions regulated by HIPAA.

(i) None of the Group Companies or any of the Affiliated Practices have conducted clinical research that requires reporting to an Institutional Review Board or engaged in activity that requires reporting to an Institutional Review Board.

Section 3.26 Food and Drug Administration Matters.

(a) All products stored, tracked, developed, formulated, tested, manufactured, compounded, labeled, distributed, or marketed by or on behalf of the Group Companies that are subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) are being or have been stored, tracked, developed, formulated, tested, manufactured, compounded, labeled, distributed, or marketed in compliance in all material respects with all applicable Laws administered or issued by the FDA or any other Governmental Entities with oversight of the products by the Group Companies and, to the Knowledge of the Company, all other Persons acting on behalf of the Group Companies.

(b) The Group Companies and, to the Knowledge of the Company, all Persons that formulate, manufacture, distribute or dispense products on behalf of the Group Companies, hold and are in compliance in all material respects with all registrations, approvals, clearances, permits, licenses, certifications, National Drug Codes, or other authorizations that, under applicable Laws administered or issued by the FDA or by any other Governmental Entities with oversight of the products, are required to carry on the Group Companies’ business as it is now being conducted.

(c) The Group Companies have not engaged in the non-clinical or clinical development, manufacture or compounding (sterile or non-sterile) of drugs that are subject to the jurisdiction of the FDA or state authorities, including state controlled substances acts.

(d) The Group Companies are in material compliance with all applicable import and export requirements, including FDA import-for-export requirements, export notifications or authorizations and record keeping requirements.

(e) To the Knowledge of the Company, each product distributed, marketed or sold by or on behalf of the Group Companies is in material compliance with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. Each of the Group Companies is in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and implementing regulations, as applicable, governing reporting and recordkeeping for the products, including complaint records adverse event reporting, inventory management and expiration dates. Any required product recalls, withdrawals, suspensions, seizures or discontinuations initiated by a product manufacturer or Governmental Entity have been conducted in material compliance with the requirement of the entity that initiated such recall, withdrawal, suspension, seizure or discontinuation. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened recalls for the products licensed, sold or delivered by the Group Companies, other than product returns in the Ordinary Course.

(f) As of the date of this Agreement, none of the Group Companies nor, to the Knowledge of the Company, any Persons that formulate, manufacture, distribute or dispense products on behalf of the Group Companies, are subject to any obligation arising under any injunction, consent decree, warning letter, untitled letter, or notice of violation letter or other regulatory or administrative action issued by or entered into with the FDA or any comparable Governmental Entity with regard to the development, testing, formulation, manufacturing, compounding, labeling, distribution or marketing of any of the products marketed or distributed by or on behalf of the Group Companies.

Section 3.27 Affiliated Physician Practices.

(a) Schedule 3.27(a) sets forth a list of each Affiliated Physician Practice as of the date of this Agreement and (i) its name and jurisdiction of organization or formation, (ii) the number of authorized shares or other equity interests, (iii) the number of issued and outstanding shares or other equity interests (including which of such equity interests are vested and which are unvested), and (iv) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Schedule 3.27(a) also sets forth a list as of the date of this Agreement of those Affiliated Physician Practices that were previously, but are not currently, affiliated with the Group Companies.

(b) Each Affiliated Physician Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

Section 3.28 Assets. The Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). All such items of tangible personal property that are material to the operation of the business of the Group Companies are in reasonably good condition and in a state of reasonably good maintenance and repair and are suitable for the purposes used.

Section 3.29 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules) and in any Ancillary Agreement, none of the Group Companies makes any other express or implied representation or warranty with respect to the Group Companies or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any other representation, warranty or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or representative of the Company or the Equity Holders or any of their respective Affiliates). The Company makes no representation or warranty to Parent or Merger Sub regarding the probable success or future profitability of the Group Companies. It is understood that any Due Diligence Materials made available to Parent, Merger Sub or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives except for the representations and warranties contained in this Article III (as modified by the Schedules) and in any Ancillary Agreement.

Section 3.30 Independent Investigation; No Reliance. The Company has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and its Affiliates and, to the extent deemed appropriate by them, by Representatives of the Company. In entering into this Agreement, the Company acknowledges (on behalf of itself and the Equity Holders) that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in Article IV of this Agreement and Parent and Merger Sub expressly set forth in any Ancillary Agreement. The Company further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 4.19.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) or in the Parent SEC Documents, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1 Organization. As of the date hereof, Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. From and after the Domestication and as of the Closing, Parent will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite exempted company, corporate or other entity power and authority to carry on in all material respects its business as now being conducted. Each of Parent and Merger Sub is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification, licensing or registration, except where the failure of such qualification or registration would not reasonably be expected to have a Parent Material Adverse Effect. Parent has no Subsidiaries other than Merger Sub. Except as set forth in the preceding sentence, none of Parent or Merger Sub is party to any joint venture or other similar arrangement or relationship, owns, or holds the right to acquire, or has any obligation to make a capital contribution, loan or other investment (whether equity or debt) in respect of, any stock or other equity ownership interest in any other Person.

Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite exempted company, corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in each case to the Parent Stockholder Approval. The Required Parent Stockholder Approval and the requisite stockholder approval of Merger Sub are the only votes or approvals of the holders of any class or series of capital stock of Parent or Merger Sub necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been, and the Ancillary Agreements to which Parent or Merger Sub are or will be a party as of the Closing Date and the transactions contemplated thereby shall be, duly authorized, executed and delivered by each of Parent or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Class A Common Stock, (ii) 50,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 preference shares with a nominal or par value of $0.0001 per share. As of the date of this Agreement, (A) 20,125,000 shares of Parent Class A Common Stock are issued and outstanding, (B) 5,031,250 shares of Parent Class B Common Stock are issued and outstanding, (C) 10,725,000 Parent Class A Warrants are issued and outstanding, and (D) no preference shares are issued and outstanding. All outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance with applicable Laws, and (3) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the Parent Governing Documents. Except in each case (i) as set forth in the Parent Governing Documents, the Parent SEC Documents and the Subscription Agreements, and (ii) for shares of Parent Class A Common Stock, Parent Class B Common Stock, the Parent Class A Warrants and the Parent Stock Redemption, there are no outstanding (w) securities of Parent convertible into or exchangeable for shares of capital stock or other Equity Interests of Parent, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to Parent, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of Parent, and no obligation of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any other Equity Interests of Parent or any securities convertible into or exercisable for such shares of capital stock or other Equity Interests of Parent, or (z) obligations of Parent to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of capital stock or other Equity Interests of Parent, including securities convertible into or exchangeable for shares of capital stock or other Equity Interests of Parent. Except as set forth on Schedule 4.3(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Class A Common Stock or Parent Class B Common Stock or any other Equity Interests of Parent. No Subsidiary of Parent owns any Equity Interest in Parent.

(b) Each holder of any of the shares of Parent Class B Common Stock initially issued to Parent Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Common Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Common Stock pursuant to the Governing Documents of Parent. No Person other than the Parent Sponsor directly owns any shares of Parent Class B Common Stock or any Parent Class A Warrants issued pursuant to a private placement or which is not listed for trading on the NYSE.

(c) Schedule 4.3(c) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Merger Sub. Parent is the sole record and beneficial owner of all of the issued and outstanding capital stock of Merger Sub, free and clear of any Liens. All of the issued and outstanding Equity Interests of Merger Sub have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such Equity Interests of Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

(d) Each of the Parent Governing Documents, the Governing Documents of Merger Sub and the Warrant Agreement has been duly executed and delivered, as applicable, by Parent, Merger Sub and, to the knowledge of Parent, each party thereto, and each such Governing Document and the Warrant Agreement are in full force and effect as of the date of this Agreement and, with respect to the Warrant Agreement, as of the Closing, and constitutes the legal, valid and binding obligations of Parent, Merger Sub and, to the knowledge of Parent, each party thereto, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Parent has made available to the Company true, correct and complete copies of the Parent Governing Documents and the Governing Documents of Merger Sub, together with any amendments thereto. Taking into account any actions taken by the Parent Board and the board of directors of Merger Sub in connection with the approval of this Agreement, if any, and subject to the receipt of the Required Parent Stockholder Approval and the requisite stockholder approval of Merger Sub, no additional consent or approval from any Person party thereto is required.

Section 4.4 Consents and Approvals; No Violations. Subject to the receipt of the Required Parent Stockholder Approval, the filing of the Parent Domestication Documents, the filing of the Certificate of Merger, the filing of any Parent SEC Documents, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, neither the execution and delivery of this

Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of Parent or Merger Sub, (b) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by Parent or Merger Sub, (c) result in a material violation of or a material default (or give rise to any material right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, mortgage, other evidence of Indebtedness, guarantee, license, agreement, lease or other material contract, instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, (d) result in the creation of any material Lien (other than any Permitted Lien) upon any of the properties or assets of Parent or Merger Sub, or (e) violate in any material respect any Law or Order applicable to Parent or Merger Sub.

Section 4.5 Financial Statements.

(a) Prior to the execution and delivery of this Agreement, Parent has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished, as applicable, by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the execution and delivery of this Agreement, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”). None of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement or proxy statement, as of its effective date or the date of the relevant meeting, respectively) or, if amended or superseded by a subsequent filing prior to the execution and delivery of this Agreement, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents and (ii) to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. Parent has heretofore furnished or made available to the Company true, complete and correct copies of all comment letters from the SEC received prior to the execution and delivery of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available prior to the execution and delivery of this Agreement on EDGAR.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (a) fairly present in all material respects, the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the

SEC), (b) fairly present, in all material respects, the consolidated financial position, results of operations, income and cash flows and changes in shareholders’ equity of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein, and (c) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto. Parent has no material off-balance sheet arrangements that are not disclosed in the Parent SEC Documents, and neither Parent nor Merger Sub is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or Merger Sub in Parent’s or Merger Sub’s published financial statements or other Parent SEC Documents.

(c) Except as set forth in Parent’s balance sheet dated as of June 30, 2020, neither Parent nor Merger Sub has any liability, debt or obligation (whether absolute or contingent, whether known or unknown, whether due or to become due, regardless of when or by whom asserted and whether or not accrued) that would be required to be set forth or reserved for on a balance sheet of Parent or Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (i) incurred or accrued since Parent’s balance sheet dated as of June 30, 2020 in the Ordinary Course, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (ii) that arose under any material Contract to which Parent or Merger Sub is a party, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (iii) that are accrued or reserved against on the face of the financial statements contained or incorporated by reference in the Parent SEC Documents or disclosed in the notes thereto in accordance with GAAP, (iv) arising under this Agreement or the performance by Parent or Merger Sub of their respective obligations hereunder, (v) arising under the Parent Governing Documents or the Governing Documents of Merger Sub or (vi) that would not, individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub, taken as a whole.

Section 4.6 PIPE Financing. Parent has made available to the Company true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the Investors have agreed to provide the PIPE Financing to Parent in connection with the transactions contemplated by this Agreement. As of the date hereof, each Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally. As of the date hereof, Parent is not in breach of any of the terms or conditions in the Subscription Agreements. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the applicable amount set forth therein, other than as set forth in such Subscription Agreement.

Section 4.7 Litigation. Prior to the execution and delivery of this Agreement, there have not been, and there are no, Actions or Orders pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties at Law or in equity, including, in each case, Actions or Orders that would challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.8 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 4.8:

(a) all income and other material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account any extensions of time within which to file such Tax Returns) and are correct and complete in all material respects;

(b) all material Taxes due and owing by Parent have been paid in full;

(c) there are no extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course);

(d) all deficiencies asserted in writing as a result of any examination of any Tax Returns of Parent have been paid in full or finally settled;

(e) no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened in writing, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened in writing, in each case with respect to any Taxable period for which the period of assessment or collection remains open;

(f) there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any material Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet delinquent or Liens for Taxes being contested in good faith by appropriate proceedings);

(h) Parent is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or other similar arrangement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(i) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent); or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(j) Parent is not nor has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2); and

(k) to the knowledge of Parent as of the date of this Agreement, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.9 Compliance with Laws. Each of Parent and Merger Sub is, and has been, in compliance in all material respects with all Laws applicable to their respective businesses, operations, assets or properties. Prior to the execution and delivery of this Agreement, neither Parent nor Merger Sub has received any written or, to the knowledge of Parent, oral notice of or been charged with the material violation of any such Laws by any Governmental Entity having jurisdiction or authority over the operations of Parent or Merger Sub.

Section 4.10 Brokerage. Except as set forth on Section 4.10 of the Parent Disclosure Schedule, none of Parent, Merger Sub, the Company, the Surviving Company or any other Group Company, nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of Parent or Merger Sub or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 4.11 Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger or as otherwise contemplated by this Agreement or the Ancillary Agreements, and has no assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and those pursuant to this Agreement or the Ancillary Agreements.

Section 4.12 Parent SEC Documents; Controls.

(a) Since the consummation of the initial public offering of Parent’s securities, Parent has timely filed or furnished with the SEC all periodic reports required to be filed or furnished under the Securities Act or the Exchange Act (excluding Section 16 under the Exchange Act) (such forms, reports, schedules and statements, including the related notes thereto, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the execution and delivery of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No notice of any SEC review or investigation of Parent or such Parent SEC Documents has been received by Parent.

(b) Parent maintains controls and other procedures that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(c) Each of the principal executive officer and the principal financial officer of Parent (or persons performing similar functions) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.12(c), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor Merger Sub has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 4.13 Information Supplied; SEC Filings. The information supplied, or to be supplied, by Parent for inclusion in the Registration Statement / Proxy Statement, the Additional Parent Filings, any other Parent SEC Document, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) does not and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement / Proxy Statement is declared effective by the SEC, (iii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (iv) the time of the Parent Stockholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in such filings, submissions, publications or mailings). The Registration Statement / Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.14 Listing. Prior to the Domestication, the issued and outstanding shares of Parent Class A Common Stock (the foregoing, collectively, the “Parent Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no Action pending or, to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Public Securities or prohibit or terminate the listing of the Parent Public Securities on the NYSE. Parent has taken no action that is designed to terminate the registration of the Parent Public

Securities under the Exchange Act. Parent has not received any written or, to the knowledge of Parent, oral deficiency notice from the NYSE relating to the continued listing requirements of the Parent Public Securities.

Section 4.15 Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Board Approval; Stockholder Vote. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of each of Parent and Merger Sub and the stockholders of each of Parent and Merger Sub. Other than the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.17 Trust Account. As of September 29, 2020, Parent had at least $204,400,000 (the “Trust Amount”) in a trust account maintained by the Trustee (the “Trust Account”), with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Parent, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Parent. To the knowledge of Parent, there are no side letters and (except for the Trust Agreement) no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than (x) the Parent Stockholders who shall have exercised, or do exercise, their rights to participate in the Parent Stock Redemption, (y) the underwriters of the Parent’s initial public offering, who are entitled to the Deferred Underwriting Fees (as such term is defined in the Trust Agreement) and (z) Parent with respect to income earned on the proceeds in the Trust Account (1) to cover any of its Tax obligations, (2) to fund Parent’s regulatory compliance requirements and other costs related thereto, subject to an annual limit of $325,000, and (3) up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no material Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.18 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no material transactions, Contracts, agreements, arrangements or undertakings between any of Parent or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or Merger Sub, on the other hand.

Section 4.19 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement, none of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or the transactions contemplated by this Agreement, and each of Parent and Merger Sub disclaims any and all liability and responsibility for any other representation, warranty or information made, communicated, or furnished (orally or in writing) to the Company, any Equity Holder or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or Equity Holder by any director, officer, employee, agent, consultant, shareholder or representative of Parent or Merger Sub or any of their respective Affiliates). Neither Parent nor Merger Sub makes any representation or warranty to the Company or any Equity Holder regarding the probable success or future profitability of Parent, Merger Sub or the Group Companies except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement. It is understood that any Due Diligence Materials made available to the Company, any Equity Holder or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Parent, Merger Sub or their respective Affiliates or their respective Representatives except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement.

Section 4.20 Independent Investigation; No Reliance. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent deemed appropriate by them, by Representatives of Parent or Merger Sub. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Group Companies expressly set forth in Article III of this Agreement and the Company and the Equity Holders expressly set forth in any Ancillary Agreement. Parent and Merger Sub each further acknowledges and agrees with the representations and warranties of the Company set forth in Section 3.29.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) The Company agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity) or as consented to in advance in writing by Parent, the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to (i) conduct its business in the Ordinary Course and in compliance in all material respects with applicable Laws and (ii) (A) preserve intact its present business organization, (B) keep available the services of its directors, officers and key employees, (C) maintain existing relationships with its material suppliers, resellers, distributors, employees, and others having material business relationships with it, and (D) maintain the Insurance Policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary as of the date of this Agreement.

(b) The Company agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as required in order to effectuate the conversions, cancellations, forfeitures and other transactions expressly contemplated by Section 2.3 and Section 2.7 or as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity), as set forth on Schedule 5.1(b) or as consented to in advance in writing by Parent, the Company shall not, and shall cause each Company Subsidiary not to:

(i) other than as necessary to effectuate the implementation of the Dual Class Structure, (A) amend or otherwise modify, (B) waive any rights under, or (C) fail to enforce with respect to the transactions contemplated by this Agreement, any of its respective Governing Documents or the Stockholder Agreements other than the termination of such Stockholder Agreements;

(ii) other than as necessary to effectuate the implementation of the Dual Class Structure, issue or sell, or authorize to issue or sell, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, other than (A) issuances or sales to new hires of any Group Company following the date hereof in the Ordinary Course and (B) the exercise of Company Equity Awards or Company Warrants outstanding as of the date hereof in accordance with their terms

(iii) other than as necessary to effectuate the implementation of the Dual Class Structure, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, other than the repurchase by the Company of unvested shares of Company Restricted Stock outstanding as of the date hereof or issued upon conversion of a Company Equity Award outstanding as of the date hereof in accordance with its terms at no greater than cost;

(iv) make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

(v) make any material change to any of the cash management practices of the Company or any Company Subsidiary;

(vi) incur any Indebtedness in excess of $1,000,000 in the aggregate, or make any loans or advances to any other Person, other than employee advances in the Ordinary Course pursuant to applicable policies of the Group Companies as in effect on the date hereof and normal trade payables incurred in the Ordinary Course;

(vii) cancel or forgive any Indebtedness in excess of $100,000 in the aggregate owed to the Company or any of the Company Subsidiaries by any Equity Holder, employee, officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary;

(viii) make any political contributions to political candidates or political action committees;

(ix) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company or any Company Subsidiary (or change an annual accounting period);

(x) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amounts of Taxes, (C) file any material amended Tax Return or claim for a material Tax refund (other than as required by applicable Law and consistent with past practice in the Ordinary Course);

(xi) enter into, renew, modify or amend any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(xii) sell, lease, license, permit to lapse, abandon or otherwise dispose of any Company Intellectual Property, other than non-exclusive licenses in the Ordinary Course;

(xiii) (A) materially amend or otherwise modify any Company Material Contract in any manner materially less favorable to the Company or any of its Subsidiaries, taken as a whole, than prior to such material amendment or modification, or (B) terminate (excluding any expiration in accordance with its terms) any Company Material Contract, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole;

(xiv) terminate (without cause) any employee or independent contractor that is a natural person with annual compensation in excess of $251,000;

(xv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former officer, director or other member of the executive management team;

(xvi) except as required under applicable Law, (A) grant or agree to grant to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries any material increase in wages or bonus, severance, retirement or insurance as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (C) make or agree to make any bonus or incentive payments to any individual, or (D) enter into any new CBA or employment or consulting Contract which would be a Company Material Contract if it was in effect on the date hereof, except with respect to clauses (C) and (D), as required pursuant to the terms of any Company Benefit Plan and other than with respect to new hires of any Group Company following the date hereof in the Ordinary Course;

(xvii) unless required by Law, (A) modify, negotiate, extend, terminate or enter into any CBA, or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xviii) pay, discharge, compromise, waive, release, assign or settle any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary (A) involving payments in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of the Company or any Company Subsidiary, (C) which relates to an Action brought by a Governmental Entity against a Group Company in respect of a breach or violation or alleged breach or violation of any Healthcare Laws or Healthcare Permits applicable to the Group Companies or the Affiliated Physician Practices, respectively, and involving payments in excess of $100,000 in the aggregate or any injunctive or other equitable remedy or admission of wrongdoing, (D) by any of the Equity Holders or their Affiliates (other than employment related claims arising in the Ordinary Course), or (E) which relates to the transactions contemplated by this Agreement (except in accordance with Section 5.11(i));

(xix) make or incur any capital expenditures that in aggregate exceed $500,000 in excess of the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;

(xx) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

(xxi) merge or consolidate the Company or any Company Subsidiaries with any other Person (other than, for the avoidance of doubt, as contemplated hereby);

(xxii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xxiii) enter into any new line of business not related to the Group Companies’ existing lines of business or inconsistent with the description of the Group Companies’ business as set forth in the Registration Statement / Proxy Statement; or

(xxiv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2 Interim Operations of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as contemplated by the Domestication, the Parent Stockholder Approval, a Parent Stock Redemption, the Sponsor Agreement or the PIPE Financing, or as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity), as set forth on Schedule 5.2 or as consented to in advance in writing by the Company, that Parent and Merger Sub shall not:

(i) make any amendment or modification to its Governing Documents or the Trust Agreement or any agreements relating thereto or form any Subsidiary of Parent or Merger Sub other than Merger Sub;

(ii) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by the Parent Governing Documents or the Trust Agreement;

(iii) issue or sell, or authorize to issue or sell, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock, membership interests or any other Equity Interests, as applicable;

(iv) other than in connection with the conversion of Parent Class B Common Stock into Parent Class A Common Stock pursuant to the Parent Governing Documents, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock, membership interests or any other Equity Interests, as applicable;

(v) make any material Tax election not required by Law or settle or compromise any material Tax liability other than in the Ordinary Course;

(vi) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Parent or Merger Sub (or change an annual accounting period);

(vii) hire, engage or terminate (without cause) any employee or independent contractor that is an individual person with annual compensation in excess of $300,000;

(viii) except as required under applicable Law, (A) grant or agree to grant to any employee, officer, director or independent contractor of the Parent or Merger Sub any material increase in wages or bonus, severance, retirement or insurance as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) accelerate the time of payment, vesting or funding of any compensation or benefits under any Employee Benefit Plan of Parent or Merger Sub (including any plan or arrangement that would be an Employee Benefit Plan if it was in effect on the date of this Agreement), or (C) make or agree to make any material bonus or incentive payments to any individual, except as required pursuant to the terms of any Employee Benefit Plan of Parent or Merger Sub;

(ix) amend, enter into or otherwise modify any Contract with the Parent Sponsor or any of its or Parent’s or Merger Sub’s directors, officers, employees, stockholders, warrant holders or Affiliates;

(x) make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

(xi) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course;

(xii) merge or consolidate with any other Person (other than, for the avoidance of doubt, as contemplated hereby);

(xiii) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person (other than, for the avoidance of doubt, as contemplated hereby) or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv) initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action), except in accordance with Section 5.11(i); or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3 Trust Account & Closing Funding.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Parent Governing Documents, at the Closing, Parent shall use its reasonable best efforts to cause (i) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) the Trustee to pay as and when due all amounts payable to Parent Stockholders who shall have validly and timely elected to redeem their shares of Parent Class A Common Stock pursuant to the Parent Governing Documents and use its reasonable best efforts to cause the Trustee to pay as and when due the Deferred Underwriting Fees (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Underwriting Fees are waived.

(b) Notwithstanding the foregoing, as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Governing Documents will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no Parent Stockholder shall be entitled to receive any amount from the Trust Account other than any Parent Stockholders who shall have validly and timely elected to redeem their shares of Parent Class A Common Stock pursuant to the Parent Governing Documents. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and, at the Effective Time, shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement. At the Effective Time, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, transfer all funds (other than such amounts needed to pay the Deferred Underwriting Fees and after giving effect to the completion of any Parent Stock Redemptions) held in the Trust Account to the Company (to be held as available cash on the balance sheet of the Company, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. Parent shall deliver to the Company two (2) Business Days prior to the Closing a statement of the Deferred Underwriting Fees and such outstanding out of pocket fees and expenses and other unpaid transaction expenses incurred in connection with the transactions contemplated hereby.

Section 5.4 Reasonable Best Efforts; Consents.

(a) Each of the Parties shall, and the Company shall cause its Subsidiaries to, cooperate, and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement (and including, with respect to the Company, restricting the exercise of Company Options to effect the treatment set forth in Article II to the extent the Company Board determines is necessary to ensure compliance with applicable securities Law). Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. In addition to the foregoing, each of Parent and Merger Sub agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby; provided, however, that any reasonable and documented out of pocket costs incurred in connection with such consents shall be borne by the Company and the Company shall reimburse Parent for any such costs promptly following any termination of this Agreement.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will, and the Company shall cause its Subsidiaries to, promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Company, Parent and Merger Sub will, and the Company shall cause its Subsidiaries to: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (iv) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c) No Party shall take, and the Company shall not permit any of its Subsidiaries to take, any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) no Party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no Party shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate of any assets or categories of assets of such Party or its Subsidiaries, or (B) the imposition of any limitation or regulation on the ability of either Party to freely conduct their business or own such assets.

Section 5.5 Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.5. Nothing in this Section 5.5 shall prohibit or limit (a) any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties or (b) Parent, Merger Sub or the Company and their respective Affiliates (including, with respect to Parent, Oaktree Capital Management, L.P. and its Affiliates, and including with respect to the Company, its stockholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors.

Section 5.6 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, upon reasonable notice, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, provide to such other Party and its Representatives during normal business hours reasonable access to all employee, facilities, books and records of such Party and such Party’s Subsidiaries as is reasonably requested; provided that (a) such access shall occur in such a manner as the Company or Parent, as applicable, reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (b) nothing herein shall require the Company to provide access to, or to disclose any information to, Parent or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, after consultation with outside counsel, (i) would waive any legal privilege or (ii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws).

(b) All of such information provided to Parent pursuant to this Section 5.6 shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent or Merger Sub and their respective Affiliates (including, with respect to Parent, Oaktree Capital Management, L.P. and its Affiliates) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors, prospective investors and advisors bound by customary confidentiality provisions.

(c) All non-public information provided to the Company pursuant to this Section 5.6 shall be treated as confidential pursuant to the terms of this Section 5.6(c). The Company shall, and shall cause its Subsidiaries to, hold in confidence, and the Company shall not, and shall cause its Subsidiaries to not, disclose any non-public information of Parent or Merger Sub provided hereunder, including exercising the same degree of care as the Company exercises with its own confidential or proprietary information of a similar nature, but in no event less than a commercially reasonable degree of care, to prevent its unauthorized disclosure or use. The Company acknowledges and agrees that some of the information provided to the Company pursuant to the terms of this Section 5.6 may be considered “material non-public information” for purposes of securities Laws, and the Company shall, and shall cause its Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding Parent or Merger Sub. The Company shall, and shall cause its Subsidiaries to, only use any such non-public information for purposes of consummating the transaction contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries to not, disclose any portion of such non-public information to any person other than their Representatives who are bound by obligations of confidentiality no less protective than the terms of this Section 5.6(c) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement, and then only to the extent they need to know. The Company shall promptly notify Parent in the event of any unauthorized use or disclosure of such non-public information and reasonably cooperate with Parent to prevent further unauthorized use or disclosure. In any event, the Company shall be responsible for any breach of this Section 5.6(c) by any of its Representatives or such parties, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives and such parties from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained herein to the contrary, this Section 5.6(c) shall not (i) prohibit the Company from disclosing any such non-public information to the extent required in order for the Company to comply with applicable Law, provided that the Company, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to Parent and takes reasonable and lawful actions to avoid or minimize the extent of such disclosure, at Parent’s sole expense, or (ii) prohibit or limit the Company and its Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the

Company’s investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of Parent or Merger Sub provided to the Company pursuant to this Section 5.6 may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Entity with jurisdiction over the Company or its Representatives and not directed at Parent or the transactions contemplated by this Agreement; provided that the Company or its Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and to keep such information confidential in accordance with such Governmental Entity’s policies and procedures.

Section 5.7 Additional Insurance Matters. On the Closing Date, Parent shall obtain, bind and pay for directors’ and officers’ liability insurance, and such other customary insurance policies, that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries), and Parent and/or the Group Companies, as applicable, following the Closing with limits, terms and conditions not less favorable than the terms of a customary directors’ and officers’ liability insurance policy, and such other applicable customary insurance policies, for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

Section 5.8 Interim Financial Statements. During the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, the Company shall deliver to Parent:

(a) within twenty-five (25) days following the end of any month, the unaudited consolidated balance sheet of the Group Companies as of the end of such month, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such monthly period, setting forth in each case comparisons to the Group Companies’ monthly budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments); and

(b) within thirty (30) days following the end of any fiscal quarter, the unaudited consolidated balance sheet of the Group Companies as of the end of such fiscal quarter, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal quarter, setting forth in each case comparisons to the Group Companies’ annual budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments).

Section 5.9 Tax Matters.

(a) The Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code and/or the Merger and the PIPE Financing will be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in a transaction described in Section 351 of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.9(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Merger and the PIPE Financing from being considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in a transaction described in Section 351 of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the treatment described in this Section 5.9(a) by any Governmental Entity.

(b) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of Parent, the Domestication qualifying for the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Kirkland & Ellis and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger. In the event that the foregoing tax opinions are not required and the Company requests that a tax opinion be prepared by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP to the effect that the Intended Tax Treatment should apply to the Merger and PIPE Financing, or Parent requests that a tax opinion be prepared by Kirkland & Ellis LLP to the effect that the Intended Tax Treatment should apply to the Domestication, Parent and the Company shall execute and deliver customary Tax representation letters satisfactory to Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP or Kirkland and Ellis LLP, as applicable, at such time or times as may be reasonably requested by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP or Kirkland & Ellis LLP, as applicable.

(d) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the shareholders of Parent prior to the Merger information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication. For the avoidance of doubt, the Parties agree that the cooperation contemplated by this Section 5.9(d) shall be done in a manner so as not to unreasonably interfere with the conduct of business of the Parties.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(f) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(g) Withholding Certificates. (i) Each Equity Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Exchange Agent a duly executed IRS Form W-9 certifying that such Equity Holder, as the case may be, is not subject to backup withholding; (ii) each Equity Holder that is not a “United States person” shall deliver to Parent a duly executed applicable IRS Form W-8.

Section 5.10 Directors’ and Officers’ Indemnification.

(a) Parent and the Surviving Company shall ensure, and the Surviving Company shall cause each of its Subsidiaries to ensure, that (i) all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director or officer of Parent, the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective Governing Documents and indemnification agreements to which Parent, the Company or any Company Subsidiary is a party or bound as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and (ii) the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Governing Documents shall not, except as required by applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) On or prior to the Closing Date, the Company shall purchase, through a broker mutually agreed to by Parent and the Company, and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Parent and any Group Company, in each case, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred before the Effective Time, and which tail policy shall contain substantially the same coverage and limits as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, covering those Persons who are covered on the date hereof by such policy and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under Parent’s or any Group Company’s existing policies, provided, however, that the tail premium shall not exceed 300% of the aggregate annual premiums currently payable by Parent and the Group Companies, as applicable, with respect to such current policies of directors’ and officers’ liability insurance; provided, further, that if the annual premium exceeds such amount, then any such tail policy shall contain the maximum coverage available at a cost not exceeding such amount.

(c) From and after the Effective Time, Parent shall defend and hold harmless, as set forth as of the date hereof in the Parent Governing Documents and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of Parent or any of its Subsidiaries occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, Parent, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay, within thirty (30) days after any reasonable request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Company. In the event any of Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(e) The obligations of the Surviving Company under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(f) Nothing in this Agreement, including the indemnification provided for in this Section 5.10, is intended to, shall be construed to or shall release, limit, waive, impair or substitute for any rights to insurance claims under any policy that is or has been in existence with respect to Parent, the Company or any of the Company Subsidiaries or any of their respective directors or officers.

Section 5.11 Communications; SEC Filings.

(a) As promptly as practicable following the execution of this Agreement, Parent shall prepare and, after providing the Company with a reasonable opportunity to comment on such filing and considering in good faith the Company’s comments thereon (if any), file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall prepare and Parent shall file with the SEC a Registration Statement / Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the

Transaction Proposals. Parent shall file the definitive Registration Statement / Proxy Statement with the SEC and cause the same to be mailed to its shareholders of record, as of a record date to be established by the Parent Board that is in existence immediately prior to the Domestication, within ten (10) Business Days following the receipt of oral or written notification of the completion of the review by the SEC, or notification that the SEC will not conduct a review.

(c) Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement / Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise the Company promptly after it receives notice thereof, of (i) the time when the Registration Statement / Proxy Statement has been filed, (ii) the receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (iv) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement / Proxy Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement / Proxy Statement. The Parties shall cooperate on and mutually agree upon (not to be unreasonably withheld, conditioned or delayed) any response to any comments of the SEC on the Registration Statement / Proxy Statement (or any amendment thereto), and the Parties shall use their respective reasonable best efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Securities Act and Exchange Act as soon after filing as practicable. No filing of, or amendment or supplement to, the Registration Statement / Proxy Statement will be made by Parent or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided that failure of either Party to provide approval in accordance with this Section 5.11(c) shall not prevent the other Party from making any filings required to comply with applicable Law.

(d) If at any time prior to the Parent Stockholder Meeting any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that the Registration Statement / Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and Parent shall promptly transmit to its shareholders an amendment or supplement to the Registration Statement / Proxy Statement containing such information, or file such amendment or supplement with the SEC.

(e) The Parties acknowledge that a substantial portion of the Registration Statement / Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Act and Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Group Companies and the business of the Group

Companies and the Group Companies management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the Group Companies to, as promptly as reasonably practicable, provide Parent with all information concerning the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested and reasonably required to be included in the Registration Statement / Proxy Statement, Additional Parent Filings or any other Parent SEC Filing. The Company shall make, and shall cause Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to Parent and its counsel, auditors and other representatives in connection with the drafting of the Registration Statement / Proxy Statement, Additional Parent Filings and any other Parent SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably requested and reasonably required to be included in the Registration Statement / Proxy Statement, such Additional Parent Filing or other Parent SEC Filing. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Company or the Group Companies or their respective businesses, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement (or any Additional Parent Filing or other Parent SEC Filing) so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall be permitted to make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder.

(f) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”) and shall provide the Company with a reasonable opportunity to comment on such Closing Form 8-K and consider in good faith the Company’s comments thereon prior to filing such Closing Form 8-K. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(g) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) audited consolidated balance sheet of the Group Companies as of December 31, 2019 and 2018, and related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, together with the notes and schedules thereto, accompanied by the reports thereon of the Group Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) unaudited consolidated balance sheet of the Group Companies as of June 30, 2020 and 2019, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the six month periods then ended, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Group Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement / Proxy Statement or the Closing Form 8-K (including pro forma financial information), (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement / Proxy Statement and Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Group Companies were subject thereto) with respect to the periods described in the foregoing clauses (i) and (ii), and (iii), as necessary for inclusion in the Registration Statement / Proxy Statement and Closing Form 8-K (including pro forma financial information).

(h) The Company covenants and agrees that the information supplied or to be supplied by any Group Company for inclusion in the Registration Statement / Proxy Statement, the Additional Parent Filings, any other the Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement / Proxy Statement is declared effective by the SEC, (iii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (iv) the time of the Parent Stockholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by any Group Company or that are included in such filings or mailings), except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or its Affiliates for inclusion in such materials. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, other than with respect to any information supplied, or to be supplied, by the Group Companies for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any other document submitted to the SEC.

(i) Parent shall give the Company (i) prompt notice of any Action or other instrument served upon Parent with respect to claims from the Parent Stockholders with respect to the fiduciary duties of Parent’s directors and officers or otherwise relating to the Registration Statement / Proxy Statement (“Parent Stockholder Litigation”) received by Parent, and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to such Parent Stockholder Litigation. Parent shall not, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Parent Stockholder Litigation.

Section 5.12 Parent Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Parent Stockholder Meeting, for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than forty-five (45) days after the date on which Parent mails the Registration Statement / Proxy Statement to its shareholders. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Governing Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its shareholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Registration Statement / Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation if it determines in good faith that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its shareholders the matters contemplated by the Registration Statement / Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (a) to ensure that any supplement or amendment to the Registration Statement / Proxy Statement that the Parent Board has determined in good faith (after consultation with its outside legal counsel and its financial advisors) is required by applicable Law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to the Parent’s shareholders prior to the Parent Stockholder Meeting, (b) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Registration Statement / Proxy Statement), there are insufficient shares of Parent Class A Common Stock and Parent Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting, (c) in order to solicit additional proxies from shareholders in favor of the adoption of the Transaction Proposals or (d) if a number of shares of Parent Class A Common Stock have been elected to be redeemed by the holders thereof such that Parent does not reasonably expect that the condition set forth in Section

6.2(e) will be satisfied; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Stockholder Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

Section 5.13 Section 16 of the Exchange Act. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any Person who is expected to become a “covered person” of Parent (including as a director by deputization) for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.14 Termination of Agreements. Prior to the Closing, the Company shall take all actions necessary to terminate the Company Affiliate Agreements and the Stockholder Agreements other than the Contracts set forth on Schedule 5.14, at or prior to the Effective Time in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 5.15 Written Consent. Within four (4) hours of the execution of this Agreement, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2) of the Written Consent. To the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Company Stockholder who has not executed the Written Consent (a) a notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL, and (b) subject to the provisions of the Stockholder Agreements, the notice in accordance with Section 262 of the DGCL.

Section 5.16 Parent Equity Award Plans. Each of Parent and the Company shall use their reasonable best efforts and reasonably cooperate in good faith to take the actions to implement effective concurrently with the Closing those equity award plans of Parent set forth on Schedule 5.16 and, as soon as reasonably practicable following the Closing, to grant the Parent equity awards contemplated by Section 2.7 and Section 2.10.

Section 5.17 Investor Rights Agreements. At the Closing, Parent shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit I-1 with Parent Sponsor (the “Parent Registration Rights Agreement”). Prior to the Closing, the Persons set forth on Schedule 5.17 shall have executed the Amended & Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit I-2 (the “A&R Company Investors’ Rights Agreement”), which shall be binding, effective as of the Closing, upon the parties to the Original Investors’ Rights Agreement. The Company shall use its reasonable best efforts to cause (i) (A) holders of Company Common Stock who would own in excess of one percent (1%) of the Equity Interests of Parent on a fully diluted basis as of immediately following the Closing and (B) any Person who is a director of the Company or who is a current officer of the Company and is expected to become an “officer” of the Parent (as defined under Section 16 of the Exchange Act) following the Effective Time and (ii) who are not party to the

Original Investors’ Rights Agreement effective as of the date hereof to become party to market stand-off provisions which are substantially similar to those that will be in place effective upon the Closing pursuant to the A&R Company Investors’ Rights Agreement.

Section 5.18 Domestication. Subject to receipt of the Parent Stockholder Approval, prior to the Closing, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Law (as amended) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Parent shall cause the Parent Bylaws to be in the form attached hereto as Exhibit C until thereafter amended in accordance with the provisions thereof, the Parent Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Stockholder, (i) each Class A ordinary share of Parent outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Parent Class A Common Stock and (ii) each Class B ordinary share of Parent outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Parent Class A Common Stock. The Company will reasonably cooperate with Parent with respect to the Domestication. In connection with the Domestication, Parent will change its name to “Hims & Hers Health, Inc.”.

Section 5.19 Parent and Company Warrants.

(a) By virtue of the Domestication and without any action on the part of any holder of Parent Class A Warrants, each Parent Class A Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Parent Class A Warrant shall entitle the holder thereof to acquire one share of Parent Class A Common Stock (after giving effect to the Domestication) at an exercise price of eleven dollars and fifty cents ($11.50), subject to adjustment as set forth in Section 4 of the Warrant Agreement.

(b) The Company shall use commercially reasonable efforts to cause the holders of Company Warrants to exercise such Company Warrants prior to the Effective Time.

Section 5.20 Exclusivity.

(a) During the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, and in all cases subject to Section 5.1, the Company shall not, and shall cause its Representatives and each Company Subsidiary not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of

Persons other than Parent and Parent Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to any Group Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) During the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, neither Parent nor Merger Sub shall, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its respective representatives, acting in their capacity as such) (a “Competing Company”) that may constitute, or could reasonably be expected to lead to, a Parent Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding a Parent Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to Parent or Merger Sub or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any of Parent or Merger Sub to a Competing Company, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Parent Competing Transaction; (iv) approve, endorse or recommend any Parent Competing Transaction; or (v) enter into a Parent Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Parent Competing Transaction or publicly announce an intention to do so. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Parent Competing Transaction.

Section 5.21 PIPE Financing. Parent shall use its reasonable best efforts to obtain the PIPE Financing on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its reasonable control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. Parent shall give the Company prompt written notice upon having actual knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements.

Section 5.22 Director Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent’s customary and reasonable due diligence process (including its review of a completed questionnaire and a background check for each such nominee) and the individuals set forth on Schedule 5.22 in the aggregate allowing Parent to satisfy the corporate governance requirements of the NYSE Listing Rules Section 303A that will be applicable to Parent as of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, Parent shall use its reasonable best efforts to cause (a) the number of directors constituting the Parent Board to be such number as is specified on Schedule 5.22 and (b) the individuals set forth on Schedule 5.22 to be appointed as members of the Parent Board, effective as of the Closing.

Section 5.23 NYSE Listing.

(a) From the date of this Agreement through the Closing, Parent shall use its reasonable best efforts to ensure the shares of Parent Class A Common Stock remain listed on the NYSE.

(b) Parent shall use its reasonable best efforts to cause the Parent Class A Common Stock to be issued in connection with the Transactions (including the Earn Out Shares) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject only to official notice of issuance.

Section 5.24 Transfers of Ownership. From and after the delivery of the Closing Date Capitalization Statement, there shall be no transfers on the stock transfer books of the Company of shares of Company Capital Stock.

Section 5.25 Company Transaction Expenses. The Company shall deliver to Parent two (2) Business Days prior to the Closing a statement of the Company Transaction Expenses.

Section 5.26 Company Shareholder Redemption. Each Party shall, if requested by any other Party to implement the Company Shareholder Redemption, consider such requests in good faith and reasonably cooperate with the other Party to the extent it determines in good faith that such actions are advisable and will not (a) have an adverse impact on such Party or its direct or indirect Subsidiaries or equity holders, (b) alter or change the amount or kind of the consideration to be conveyed or received by any of its or any of its equity holders in connection with the transactions contemplated by this Agreement, (c) have an adverse effect on the Tax consequences of the transactions contemplated by this Agreement to it or its equity holders or (d) prevent or materially impede or delay consummation of the Transactions.

Section 5.27 Section 280G. With respect to any payment or benefit retained or received, in whole or in part, in connection with the transactions contemplated by this Agreement, (a) following the date of this Agreement, and prior to soliciting the stockholder vote described in sub-clause (b) below, the Company shall solicit from each individual who is or would reasonably be expected to be, as of the Effective Time, a “disqualified individual” (as defined in Section 280G(c) of the Code) who has received or may receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (“Section 280G Payments”) a waiver of such individual’s rights to some or all of the Section

280G Payments (the “Waived 280G Payments” and, each such waiver, a “280G Waiver”) so that all remaining Section 280G Payments, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any such “disqualified individual” to retain or receive the Waived 280G Payments. The Company shall take all actions necessary to comply with the requirements of the exemption provided under Section 280G(b)(5)(B) of the Code, including by (i) soliciting any necessary 280G Waivers and (ii) preparing, and causing to be sent to the Company’s stockholders, a disclosure document including relevant information (and underlying calculations) with respect to this Agreement and the transactions contemplated by this Agreement meeting the requirements of Section 280G(b)(5)(B) of the Code (the “Company Disclosure Document”). The Company shall deliver a draft of the Company Disclosure Document to Parent no later than ten (10) Business Days prior to the Closing Date and, as promptly as reasonably practicable following such delivery, Parent shall provide the Company its comments, if any regarding the Company Disclosure Document, including those portions relating to the Section 280G Payments, and the Company shall consider in good faith such comments of Parent. At least three (3) Business Days prior to the Effective Time, the Company shall deliver to Parent notification and evidence reasonably satisfactory to Parent that a vote of the Company’s stockholders was solicited in conformance with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder with respect to the Waived 280G Payments and either (x) the requisite approval was obtained with respect to the Waived 280G Payments (the “280G Stockholder Approval”) or (y) the 280G Stockholder Approval was not obtained and, as a consequence, such Waived 280G Payments shall not be made or provided.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There is no Order of any nature prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been adopted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(c) Required Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained;

(d) Company Required Approval. The Company Required Approval shall have been obtained;

(e) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending;

(f) NYSE. The Parent Class A Common Stock shall be listed or have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(g) Parent Governing Documents. The Parent Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit B, and Parent shall have adopted the Parent Bylaws, substantially in the form attached hereto as Exhibit C; and

(h) Net Tangible Assets. After giving effect to the transactions contemplated hereby (including the PIPE Financing), Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that the foregoing condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a) any qualifications by Materiality Exceptions contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect which is continuing.

(d) Parent Officer’s Certificate. An authorized officer of Parent shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(e) Minimum Available Cash. The amount of Available Cash as of immediately prior to Closing shall be equal to or greater than $200,000,000.

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that the foregoing condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any Materiality Exceptions contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to Parent and Merger Sub a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect which is continuing.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor any of Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and by electronic exchange of documents and signature pages as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may mutually agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”.

Section 7.2 Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the A&R Company Investors’ Rights Agreement executed by the Persons set forth on Schedule 5.17; and

(d) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3 Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a) the Parent Closing Certificate;

(b) the Parent Registration Rights Agreement executed by Parent and Parent Sponsor;

(c) the A&R Company Investors’ Rights Agreement executed by Parent; and

(d) any other document required to be delivered by Parent or Merger Sub at Closing pursuant to this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of the Parties;

(b) by either Parent or the Company by written notice to the other Party if any Order of any nature which has become final and non-appealable is in effect prohibiting the consummation of the transactions contemplated by this Agreement or any Law has been adopted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or Law;

(c) by Parent by written notice if the condition set forth in Section 6.3(d) cannot be satisfied or would not reasonably be expected to be satisfied on or prior to the Outside Date, or there has been breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty five (25) days after written notice from Parent of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Parent has not waived such Terminating Company Breach and neither Parent nor Merger Sub is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(d) by the Company by written notice if the condition set forth in Section 6.2(c) cannot be satisfied or would not reasonably be expected to be satisfied on or prior to the Outside Date, or there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within twenty five (25) days after written notice from the Company of such Terminating Parent Breach is received by Parent (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(e) by either Parent or the Company by written notice to the other Party if the Closing has not occurred on or prior to March 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(f) by the Company by giving written notice to Parent if there has been a Change in Recommendation;

(g) by either Parent or the Company by written notice to the other Party if the Parent Stockholder Meeting has been held (including any adjournment thereof), has concluded, Parent Stockholders have duly voted and the Required Parent Stockholder Approval was not obtained; or

(h) by Parent by giving written notice to the Company at any time prior to the delivery of the Written Consent, if the Company does not deliver the Written Consent within four (4) hours of the execution of this Agreement in accordance with Section 5.15.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be terminated and become null and void and have no effect, and there shall be no liability hereunder on the part of any Party, and all rights and obligations of each Party shall cease, except that (i) the provisions of this Section 8.2, Section 5.5 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.10 (Governing Law), Section 9.16 (No Recourse), and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement and (ii) no such termination shall relieve any Party from any liability or obligation arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Except as otherwise expressly provided herein, (a) Parent and Merger Sub shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, provided, that the cash of the Company following the Closing shall be used to reimburse Parent for such fees, costs and expenses, and (b) the Company Transaction Expenses shall be paid by the Company at, or promptly following, the Closing.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or Merger Sub, to:

c/o Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention:	Patrick McCaney

Alexander Taubman

Zaid Pardesi

E-mail:	pmccaney@oaktreecapital.com

ataubman@oaktreecapital.com

zpardesi@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Matthew S. Arenson, P.C.

Hamed Meshki, P.C.

Christian O. Nagler

Nathan J. Davis

E-mail:	matthew.arenson@kirkland.com

hamed.meshki@kirkland.com

christian.nagler@kirkland.com

nathan.davis@kirkland.com

If to the Company (or the Surviving Company) to:

Hims & Hers Health, Inc.

2269 Chestnut Street, #523

San Francisco, California 94123

Attn:	Chief Legal Officer

Email:	legal@forhims.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, CA 94063

Attention:	Trevor S. Knapp

Jeff R. Vetter

John H. Olson

E-mail:	tknapp@gunder.com

jvetter@gunder.com

jolson@gunder.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 9.5 No Third Party Beneficiaries. Except as otherwise provided in Section 5.10 and Section 9.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.6 Section Headings; Defined Terms. The Article and Section headings and the words used for defined terms themselves (but not, for the avoidance of doubt, the express definitions thereof) contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Consent to Jurisdiction, Etc.. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of Parent, Merger Sub and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Actions related hereto), including matters of validity, construction, effect, performance and remedies.

Section 9.11 Specific Performance. Each of the Parties agrees that irreparable damage may occur for which monetary damages, even if available, may not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each of the Parties acknowledges and agrees that Parent and the Company shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of Parent, Merger Sub, nor the Company would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate monetary or other remedy at law. Each of the Parties acknowledges and agrees that if either Parent or the Company seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, neither Parent nor the Company shall be required to provide any bond or other security in connection with any such order or injunction.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Section 9.13 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 9.14 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.15 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Schedule or Section or subsection of any other Schedule in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.16 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17 Interpretation.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “hims and hers Dataroom” online data site hosted by Intralinks prior to 10:00 a.m. Pacific Time on the date hereof and continuously available until at least two (2) Business Days following the Closing, and (ix) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

Section 9.18 Non-Survival.

(a) None of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement), including any rights arising out of any breach of such representations, warranties or pre-Closing covenants, shall survive the Closing (and there shall be no liability after the Closing in respect thereof). The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring an Action based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to Closing, except in the case of Fraud by any Party.

(b) The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.19 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated July 17, 2019 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only as set forth in the Trust Agreement. The Group Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 22, 2021, Parent will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. The Company, for itself, the Equity Holders, its Subsidiaries and each of their respective affiliated entities, directors, officers, employees, stockholders, equity holders, representatives, advisors and all other associates and Affiliates, hereby waives all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

OAKTREE ACQUISITION CORP.

By:	/s/ Zaid Pardesi
	Name:	Zaid Pardesi
	Title:	Chief Financial Officer

MERGER SUB:

RX MERGER SUB, INC.

By:	/s/ Zaid Pardesi
	Name:	Zaid Pardesi
	Title:	Chief Financial Officer

COMPANY:

HIMS, INC.

By:	/s/ Andrew Dudum
	Name:	Andrew Dudum
	Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

For purposes of the Agreement, each of the following terms shall have the meaning set forth below:

“Actions” means actions, suits, litigations, arbitrations, claims, charges, complaints, inquiries, proceedings, audits or investigations, or by or before any Governmental Entity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Physician Practices” means all entities that furnish professional medical services to the Company’s customers, a complete list of which is set forth on Schedule A-1.

“Affiliated Provider” means any physician, physician assistant, advance practice nurse, nurse, or other clinical personnel employed or otherwise retained by any Affiliated Physician Practice to perform healthcare services on such Affiliated Physician Practice’s behalf for which a Healthcare Permit is required under applicable Law.

“Aggregate Class V Share Amount” means an amount of Parent Class V Common Stock equal to the number of outstanding shares of Company High Vote Stock issued and outstanding as of immediately prior to the Closing multiplied by the Per Share Exchange Amount.

“Aggregate Strike Price” means an amount equal to the sum of the aggregate exercise prices of all Company Options and all Company Warrants outstanding and unexercised as of immediately prior to the Effective Time.

“Aggregate Strike Price Amount” means a number of shares of Parent Common Stock equal to the Aggregate Strike Price divided by the Reference Price.

“Ancillary Agreements” means the Confidentiality Agreement, the Warrant Agreement, the Sponsor Agreement, the Support Agreements, the Subscription Agreements, the Parent Registration Rights Agreement, the A&R Company Investors’ Rights Agreement, the Exchange Agent Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Available Cash” as of the Closing, shall equal (a) the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of any Parent Stock Redemptions, plus (b) the amount of proceeds of any PIPE Financing.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business Combination” has the meaning given to such term in the Second Amended and Restated Memorandum of Association of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York or the Cayman Islands.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Closing Warrant Value” means (a) if the average of the Parent Common Stock Price for the ten (10) Trading Days prior to the Closing (the “Closing Trading Price”) is greater than $11.50, then “Closing Warrant Value” shall mean the difference between the Closing Trading Price and $11.50, and (b) if the Closing Trading Price of the Parent Common Stock Price is equal to or less than $11.50, then “Closing Warrant Value” shall mean a value of a Parent Warrant based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg as of the Closing.

“Closing Warrant Value Amount” means a number of shares of Parent Class A Common Stock equal to the Closing Warrant Value divided by the Closing Trading Price.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Company Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has or could reasonably be expected to have any current or contingent liability or obligation.

“Company Board” means, at any time, the board of directors of the Company.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock, in each case, including the Company Restricted Stock.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 12, 2020.

“Company Class A Common Stock” means the Class A common stock of the Company, par value $0.000001 per share.

“Company Class F Common Stock” means the Class F common stock of the Company, par value $0.000001 per share.

“Company Common Stock” means, collectively, the Company Class A Common Stock, Company Class F Common Stock and the Company High Vote Stock.

“Company Dissenting Shares” means any shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL or dissenters’ rights have been properly demanded in accordance with Chapter 13 of the CCC (if applicable) in connection with the Merger.

“Company Equity Awards” means options to purchase shares of the Company’s Common Stock granted under the Stock Plan.

“Company Fully Diluted Shares” means a number equal to the sum of (a) the number of shares of Company Capital Stock, including Company Restricted Stock, that are issued and outstanding; (b) the number of shares of Company Capital Stock issuable upon the exercise of Company Options outstanding and unexercised (whether or not then vested or exercisable); (c) the number of shares of Company Capital Stock issuable upon the settlement of Company RSUs outstanding and unsettled (whether or not then vested or exercisable) and (d) the number of shares of Company Capital Stock issuable upon the exercise of Company Warrants outstanding, in the case of each of the foregoing clauses (a) through (d), as of immediately prior to the Effective Time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3(a) (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.8(b) (Absence of Certain Changes) and Section 3.19 (Brokerage).

“Company Outstanding Shares” means the aggregate number of shares of Company Capital Stock (including any Company Dissenting Shares, shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c) and shares of Company Restricted Stock) that are issued and outstanding immediately prior to the Effective Time.

“Company Outstanding Shares Amount” means the quotient obtained by dividing (a) the Company Outstanding Shares by (b) the Company Fully Diluted Shares.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Redemption Share Amount” means number of shares of Parent Class A Common Stock equal to the Company Redemption Amount divided by the Reference Price.

“Company Registered IP” means all registrations, issuances, and applications for Intellectual Property owned by any Group Company, including any of the foregoing set forth on Schedule 3.8(a).

“Company Required Approval” means the approval and adoption of this Agreement and the transactions contemplated hereby (including the A&R Company Dual Class Charter) by (i) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis, and with the Company Class F Common Stock holders being entitled to a number of votes equal to ten (10) multiplied by the number of shares of Company Class A Common Stock into which they could be converted), (ii) the holders of a majority of the outstanding shares of Company Class F Common Stock and (iii) by the holders of a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis).

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Interests of Parent immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) Parent Class A Common Stock in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on NYSE as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on NYSE, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on NYSE or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Company Series A Preferred Stock” means, collectively, the preferred stock of the Company designated as Series A Preferred Stock, par value $0.000001 per share.

“Company Series A-1 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series A-1 Preferred Stock, par value $0.000001 per share.

“Company Series B Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B Preferred Stock, par value $0.000001 per share.

“Company Series B-1 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B-1 Preferred Stock, par value $0.000001 per share.

“Company Series B-2 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B-2 Preferred Stock, par value $0.000001 per share.

“Company Series C Preferred Stock” means, collectively, the preferred stock of the Company designated as Series C Preferred Stock, par value $0.000001 per share.

“Company Series D Preferred Stock” means, collectively, the preferred stock of the Company designated as Series D Preferred Stock, par value $0.000001 per share.

“Company Series Seed Preferred Stock” means, collectively, the preferred stock of the Company designated as Series Seed Preferred Stock, par value $0.000001 per share.

“Company Software” means any software owned or purported to be owned by any Group Company.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means any legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by the Group Companies or the Equity Holders (but, with respect to the Equity Holders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement or sale process or IPO consideration conducted by the Company prior to pursuing the transactions contemplated by this Agreement.

“Company Warrant” means warrants to purchase shares of Company Capital Stock.

“Company Warrant Holder” means a holder of Company Warrants.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company entity becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole (but excluding sales of inventory in the Ordinary Course), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, to the extent expressly permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course (but not the acquisition of a person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, to the extent expressly permitted by the terms of this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Group Company (except to the extent expressly permitted by the terms of this Agreement), in all cases of clauses (a)-(e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Person other than Parent or Merger Sub.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 11, 2020, by and between the Company and Parent.

“Contract” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Data Security Requirements” means all of the following to the extent relating to personal, sensitive or confidential information or data (including Personal Data) or otherwise relating to privacy or data security: (i) applicable Laws, (ii) the Payment Card Industry Data Security Standard (PCI DSS) and any industry standards applicable to the industry in which any Group Company operates, (iii) contractual obligations by which a Group Company or Affiliated Physician Practice is bound, and (iv) each Group Company’s internal and external customer-facing privacy policies.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account.

“Due Diligence Materials” means, with respect to any Person, the information set forth in any management presentation relating to such Person, their Affiliates or their Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by members of management of such Person, in “break-out” discussions, in responses to questions, whether orally or in writing, in materials prepared by or on behalf of such Person, or in any other form.

“Earn Out Consideration” means an aggregate of 16,000,000 shares of Parent Class A Common Stock comprising the Earn Out Shares and underlying the Parent Earn Out RSUs.

“Earn Out Exchange Amount” means the quotient obtained by dividing (a) the Earn Out Consideration by (b) the Company Fully Diluted Shares.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, pension, profit sharing, deferred or incentive compensation, bonus, commission, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, equity or equity-based, employment, consulting, change in control, severance, separation, retention, vacation, paid time off, health or welfare benefit, post-employment welfare, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all Laws relating to public or worker health or safety with respect to Hazardous Substances, protection of the environment, pollution, or the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport, handling or Release of Hazardous Substances.

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

“Equity Holder” means a holder of Equity Interests of the Company.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means common law fraud under Delaware law (with scienter).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, court, instrumentality, tribunal, arbitrator, legislative body, authority, body, program, plan, office, board, rate setting agency, bureau, division, official or instrumentality, or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction and including any contractors of a Governmental Entity, department or agency as authorized by Law, and acting pursuant to the terms and conditions of any such contract.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any material, substance or waste, for which standards of conduct or liability may be imposed pursuant to any Environmental Law, including petroleum, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold or radiation.

“Healthcare Laws” means all healthcare Laws of any Governmental Entity or Governmental Health Program and all such Laws relating to the regulation, provision, management, administration of and payment for healthcare services and items, which may include the following: 21 U.S.C. § 31 (the Federal Controlled Substances Act); 21 U.S.C. § 301 et seq. (the Federal Food, Drug and Cosmetic Act); the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); the Ethics in Patient Referrals Act, as amended (42 U.S.C. § 1395nn); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; (E) the exclusion law, 42 U.S.C. § 1320a-7; the civil monetary penalties law, 42 U.S.C. § 1320 a-7a; (G) the False Claim Law, 42 U.S.C. § 1320a-7b(a); the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; HIPAA; all Laws regulating remote healthcare services, prescribing drugs, direct to consumer sale of over the counter drugs and nutritional supplements; supervision and scope of practice; telemedicine and telehealth services or the use of remote presence or other communication devices related to the provision of telemedicine; all Laws relating to the practice of medicine, the corporate practice of medicine and licensed professionals, or fee splitting; all similar state Law counterparts to the forgoing; and any final and binding regulations promulgated pursuant to any Laws listed or referenced above.

“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, franchises, registrations, enrollments, filings, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the business of any Group Company or Affiliated Physician Practice as currently conducted or in connection with each such Person’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all final and binding rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn out or contingent payments related to acquisitions or investments, (g) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (h) for accrued but unpaid or unfunded obligations arising from any incentive compensation, deferred compensation, severance or similar arrangements (in each case, including the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of such payments, including all such Taxes and other similar assessments that have been deferred under the CARES Act), (i) in respect of dividends declared or distributions payable, (j) for income Taxes, and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.

“Intellectual Property” means all intellectual property or other proprietary rights in any jurisdiction throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (collectively, “Trademarks”); (b) patents and patent applications; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, inventions, formulae, recipes, and compositions, customer and supplier lists, and business and marketing plans; (f) software, data, databases and documentation therefor; (g) rights of publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h) any goodwill associated with each of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Knowledge of the Company” means the (i) actual knowledge of Andrew Dudum, Spencer Lee, Patrick Carroll, Melissa Baird and Soleil Boughton, and (ii) the knowledge that any such individual referenced in clause (i) above would have had after due inquiry (it being understood and agreed that due inquiry means having enquired with, and asking for known information of, the direct reports of such individual who have primary responsibility for the fact or matter in question).

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document or any of the transaction contemplated hereby or thereby.

“Licenses” means all licenses, authorizations, approvals, registrations, permits (including environmental, construction and operation permits and Healthcare Permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets and liabilities, overall financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company and its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby; provided, that in the case of clause (i), the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (either alone or in combination), and none of the following will be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (a) changes or proposed changes in laws, regulations or interpretations thereof after the date hereof, (b) changes or proposed changes in GAAP after the date hereof, (c) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (d) events or conditions generally affecting the industries in which the Group Companies operate in the jurisdictions where the Group Companies operate, (e) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism, military actions or mass civil protests, (f) pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including COVID-19 Measures), (g) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the underlying event, change, development, effect or occurrence giving rise to such failure may be taken into account, or (h) the public announcement or pendency of the transactions contemplated by this Agreement; provided, that the matters described in clauses (a), (b), (c), (d), (e) and (f) shall be included in the term “Material Adverse Effect” if, and to the extent, any such matter has a disproportionate impact on the business, assets and liabilities, overall financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries in which the Group Companies operate in the jurisdictions where the Group Companies operate (or, in the case of clauses (e) and (f), as compared to other industry participants in the same geographic areas in which the Group Companies operate).

“Material Supplier” means each of the top twenty (20) suppliers and vendors of goods and services to the Group Companies based on amounts paid by the Group Companies for goods or services during the twelve (12) months ended June 30, 2020.

“Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “Parent Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Parent Material Adverse Effect,” “except as has not and would not, individually or in the aggregate, have a Material Adverse Effect,” “except as has not and would not, individually or in the aggregate, have a Parent Material Adverse Effect,” “has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect,” “has not had and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect” or any similar terms, clauses or phrases (including any reference to any Group Company or Merger Sub, as applicable), other than the terms “Company Material Contracts”, “Company Material Trademarks” and “Material Suppliers”.

“NYSE” means the New York Stock Exchange.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Original Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of March 12, 2020, by and among the Company and the investors listed on Schedule A thereto.

“Other Parent Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote thereon, whether in person or by proxy at the Parent Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Parent and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parent Board” means, at any time, the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent following the Domestication in substantially the form attached hereto as Exhibit C.

“Parent Certificate of Incorporation” means the certificate of incorporation of Parent following the Domestication in substantially the form attached hereto as Exhibit B.

“Parent Class A Common Stock” means, (i) prior to the Domestication, the Class A ordinary shares of Parent, par value $0.0001 per share, and (ii) following the Domestication, the Class A common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Class A Warrant” means a warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock pursuant to the terms of the Warrant Agreement and at an exercise price of eleven dollars and fifty cents ($11.50) per Parent Class A Warrant, subject to adjustment as set forth in Section 4 of the Warrant Agreement.

“Parent Class B Common Stock” means, prior to the Domestication, the Class B ordinary shares of Parent, par value $0.0001 per share.

“Parent Class V Common Stock” means the Class V common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock, Parent Class B Common Stock and Parent Class V Common Stock.

“Parent Common Stock Price” means the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Parent Competing Transaction” means any written Contract, arrangement or understanding which was mutually negotiated by Parent and a third party and which is executed and delivered by Parent (but excluding any non-disclosure or confidentiality agreement), in each case relating to a transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Parent (or the Parent Stockholders) and a third party, other than a Group Company.

“Parent Domestication Documents” means the documents required to be filed with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Law (as amended) in connection with the Domestication.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Capitalization) and Section 4.10 (Brokerage).

“Parent Governing Documents” means, at any time prior to the Domestication, the Parent Second Amended and Restated Memorandum of Association and, at any time following the Domestication, the Parent Certificate of Incorporation and the Parent Bylaws, as in effect at such time.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, would prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform any of their respective material covenants or material obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

“Parent Sponsor” means Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership.

“Parent Stock Redemption” means the election of an eligible holder of Parent Class A Common Stock (as determined in accordance with the Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Parent Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Parent Stockholder Approval” means, collectively, the Required Parent Stockholder Approval and the Other Parent Stockholder Approval.

“Parent Stockholder Meeting” means a meeting of the Parent Stockholders in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Parent Stock Redemption.

“Parent Stockholders” means the holders of Parent Class A Common Stock, Parent Class B Common Stock, and Parent Class V Common Stock.

“Payor” means any and all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers or other private, commercial, or governmental third-party payors.

“Per Share Exchange Amount” means the quotient obtained by dividing (a) the Stock Consideration by (b) the Company Fully Diluted Shares.

“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or that are being contested in good faith with adequate reserves established, (b) statutory Liens of landlords with respect to real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable or that are being contested in good faith with adequate reserves established, (d) in the case of real property, zoning, building, or other restrictions, variances, permits, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel, (e) in the case of Leased Real Property, the terms and conditions of the Leased Real Property with respect thereto, to the extent such leases have been made available to Parent, (f) Liens securing the Indebtedness to be released on or prior to Closing, (g) in the case of Intellectual Property with respect to the Group Companies, non-exclusive licenses that are granted to a Group Company incidental to the receipt of services by such Group Company or are granted by a Group Company to a third party in the Ordinary Course, (h) purchase money liens securing rental payments under capital lease arrangements in the Ordinary Course and not arising from any breach or default thereunder, and (i) any restrictions on transfer that are expressly set forth in any Governing Documents of any of Parent, Merger Sub or any Group Company (as applicable), the Stockholder Agreements, this Agreement or any Ancillary Agreements.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual) that is subject to protection under applicable Laws or any privacy policies governing the privacy or security of personal information.

“PIPE Financing” means the equity financing contemplated by the Subscription Agreements and any equity financing pursuant to a new subscription agreement that provides for the subscription and purchase of shares of Parent Class A Common Stock containing terms and conditions substantially similar as the Subscription Agreements.

“Promissory Note Cancellation” means any transaction prior to or immediately following the Closing pursuant to which a promissory note, loan or other indebtedness owed to the Company by any employee or other service provider to the Company, outstanding as of the date of this Agreement, and disclosed on the Schedules, is cancelled and extinguished in exchange for, in whole or in part, the acquisition and cancellation by the Company or Parent of shares of (or the cancellation of the entitlement to receive shares of) Company Capital Stock or Parent Class A Common Stock, as applicable, held by such employee or service provider or an affiliate thereof, at an implied value per share of Parent Class A Common Stock (or its equivalent) not to exceed the Closing Trading Price.

“Reference Price” shall mean $10.00.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of Parent.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of Parent set forth on Annex A attached hereto.

“Required Parent Stockholder Approval” means the approval of each Required Transaction Proposals by the affirmative vote of the holders of the requisite number of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote thereon, whether in person or by proxy at the Parent Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Parent and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Required Governing Document Proposals.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Parent Sponsor, Parent and the Company, as amended or modified from time to time.

“Sponsor Shares” means (i) prior to the effectiveness of the Domestication, the Class B ordinary shares of Parent, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, the shares of Parent Class A Common Stock into which such Class B ordinary shares are converted in connection with the Domestication.

“Sponsor Warrants” means a Parent Class A Warrant held by Parent Sponsor as of immediately prior to the Effective Time.

“Stock Consideration” means a number of shares of Parent Common Stock equal to the sum of (a) 161,257,813 shares of Parent Common Stock, plus (b) the Aggregate Strike Price Amount minus (c) the Company Redemption Share Amount.

“Stock Plan” means the Company’s 2017 Stock Plan.

“Stockholder Agreements” means those stockholder agreements or other agreements in effect with respect to the Equity Interests of the Group Companies set forth on Schedule A-2.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) owns directly or indirectly through a Subsidiary, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information filed or required to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” (and, with correlative meaning, “Tax” and “Taxable”) means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Trading Day” means any day on which shares of Parent Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Class A Common Stock are then traded.

“Transaction Proposals” means collectively, (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Parent Class A Common Stock and Parent Class V Common Stock in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of parent contemplated by the Parent Certificate of Incorporation and the Parent Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and (vii) the adoption and approval of a proposal for the adjournment of the Parent Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of July 22, 2019, by and between Parent and Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Warrant Agreement” means that certain Warrant Agreement, dated July 22, 2019, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Consideration” means an aggregate of 1,004,167 Parent Class A Warrants comprising the Parent Warrants and underlying the Parent Warrant RSUs.

“Warrant Exchange Amount” means the quotient obtained by dividing (a) the Warrant Consideration by (b) the Company Fully Diluted Shares.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
$15 Earn Out Shares	Section 2.10(a)
$17.50 Earn Out Shares	Section 2.10(a)
$20 Earn Out Shares	Section 2.10(a)
A&R Company Dual Class Charter	Section 1.4(a)
A&R Company Investors’ Rights Agreement	Section 5.17
Achievement Dates	Section 2.10(b)(iii)
Additional Parent Filings	Section 5.11(e)
Agreement	Preamble
Assumed Option	Section 2.7(a)(i)
Assumed Warrant	Section 2.8(b)
Audited Financial Statements	Section 3.6(a)(ii)
CBA	Section 3.17(a)
CCC	Section 2.5(f)
CEO	Recitals
CEO Affiliates	Recitals
CEO Group	Recitals

Certificate of Merger	Section 1.2
Change in Recommendation	Section 5.12
Closing	Section 7.1
Closing Date	Section 7.1
Closing Date Capitalization Statement	Section 2.1
Closing Form 8-K	Section 5.11(f)
Closing Press Release	Section 5.11(f)
Code	Recitals
Company	Preamble
Company Affiliate Agreement	Section 3.21
Company Certificate	Section 2.5(b)
Company Closing Certificate	Section 6.3(c)
Company Disclosure Documents	Section 5.27
Company High Vote Stock	Section 1.4(a)
Company Intellectual Property	Section 3.10(c)
Company IP Agreements	Section 3.10(d)
Company Material Contracts	Section 3.12(b)
Company Material Trademarks	Section 3.10(b)
Company Option	Section 2.7(a)(i)
Company Recapitalization	Section 2.11
Company Redemption Amount	Recitals
Company Restricted Stock	Section 2.3(a)
Company RSU	Section 2.7(b)(i)
Company Share Redemption	Recitals
Company Systems	Section 3.10(h)
Competing Buyer	Section 5.20(a)
Competing Company	Section 5.20(b)
DGCL	Recitals
Domestication	Recitals
Draft Closing Date Capitalization Statement	Section 2.1
Dual Class Structure	Recitals
Earn Out Period	Section 2.10(b)(i)
Earn Out Shares	Section 2.10(a)
Effective Time	Section 1.2
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Agent Fund	Section 2.4
FDA	Section 3.26(a)
Financial Statements	Section 3.6(a)
First Earn Out Achievement Date	Section 2.10(b)(i)
Indemnified Persons	Section 5.10(a)
Insurance Policies	Section 3.20
Intended Tax Treatment	Recitals
Investors	Recitals
IRS	Section 3.16(b)(v)
Latest Balance Sheet	Section 3.6(a)(i)

Lease	Section 3.9(c)
Leased Real Property	Section 3.9(b)
Letter of Transmittal	Section 2.5(b)
Merger	Section 1.1
Merger Consideration	Section 2.2
Merger Sub	Preamble
Nonparty Affiliates	Section 9.16
Outside Date	Section 8.1(e)
Parent	Preamble
Parent Board Recommendation	Section 5.12
Parent Closing Certificate	Section 6.2(d)
Parent Disclosure Schedule	Article IV
Parent Earn Out RSU	Section 2.7(a)(i)
Parent Public Securities	Section 4.14
Parent Registration Rights Agreement	Section 5.17
Parent SEC Document	Section 4.12
Parent Stockholder Meeting	Section 5.12
Parent Warrant RSU	Section 2.7(a)(i)
Parent Warrants	Section 2.2
Party	Preamble
PCAOB Financial Statements	Section 5.11(g)
Per Share Merger Consideration	Section 2.2
Prospectus	Section 9.19
Rollover Award	Section 2.7(c)
Rollover Restricted Stock	Section 2.3(a)
Rollover RSU	Section 2.7(b)(i)
Sarbanes-Oxley Act	Section 4.5(a)
Schedules	Article III
Second Earn Out Achievement Date	Section 2.10(b)(ii)
Section 16	Section 5.13
Section 280G Payments	Section 5.27
Section 280G Stockholder Approval	Section 5.27
Section 280G Waiver	Section 5.27
Signing Form 8-K	Section 5.11(a)
Signing Press Release	Section 5.11(a)
Sponsor Agreement	Recitals
Standard IP Agreements	Section 3.10(d)
Subscription Agreements	Recitals
Support Agreement	Recitals
Surviving Company	Section 1.1
Terminating Company Breach	Section 8.1(c)
Terminating Parent Breach	Section 8.1(d)
Third Earn Out Achievement Date	Section 2.10(b)(iii)
Trade Control Laws	Section 3.18(a)
Trust Account	Section 4.17
Trust Amount	Section 4.17

Unaudited Financial Statements	Section 3.6(a)(i)
Waived 280G Payments	Section 5.27
WARN Act	Section 3.17(c)
Written Consent	Recitals

*    *    *    *    *

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

HIMS & HERS HEALTH, INC.

ARTICLE I

The name of the corporation is Hims & Hers Health, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is [•]. The name of the registered agent of the Corporation in the State of Delaware at such address is [•].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [•] shares, consisting of (i) [•] shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [•] shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) [•] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Class A Common Stock and Class V Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class V Common Stock are as follows:

1. Equal Status; Ranking. Except as otherwise provided in this Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class V Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) Except as otherwise expressly provided by this Certificate of Incorporation, as provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class V Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class V Common Stock will have the right to [•]1 votes per share of Class V Common Stock held of record by such holder.

(b) Except as otherwise provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock and Class V Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class A Common Stock and Class V Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class V Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class V Common Stock will receive shares of Class V Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class V Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class V Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class V Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock

[1]

Note to Draft: High vote ratio to be updated in order to provide the CEO Group with no greater than 90% of the voting power immediately following the Closing; provided that the final vote ratio must be finalized and included in the charter prior to the filing of the definitive proxy.

and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

4. Subdivisions or Combinations. Shares of Class A Common Stock or Class V Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class V Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

5. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

6. Liquidation. Subject to the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock and Class V Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

7. Issuance of Class V Common Stock. Shares of Class V Common Stock may be issued only to, and registered in the name of, (i) Andrew Dudum (the “Founder”) and/or (ii) any Permitted Class V Owner.

8. Mandatory Conversion of Class V Common Stock.

(a) All shares of Class V Common Stock shall (1) automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class V Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the one-year anniversary of the date (the “Founder Termination Anniversary Date”) that both of the following conditions (the “Trigger Conditions”) are satisfied:

(i) the earliest to occur of (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability and (B) the Founder resigns (other than for Good Reason) as the Chief Executive Officer of the Corporation; and

(ii) either (A) the Founder no longer serves as a member of the Board or (B) the Founder serves as a member of the Board, but his service to the Corporation is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class V Common Stock may not be converted pursuant to clause (2) of Section A.8(a) of this Article IV unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class V Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations settlement, order or decree, then any shares of Class V Common Stock Transferred thereby shall automatically and without further action on the part of the Company or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class V Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof.

(b) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class V Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class V Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class V Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class V Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(c) Following any such conversion, the reissuance of shares of Class V Common Stock shall be prohibited, and such shares of Class V Common Stock will be retired by the Corporation and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(d) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class V Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class V Common Stock to Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

9. Definitions. For purposes of this Article IV of this Certificate of Incorporation,

(a) “Cause” means (i) an unauthorized use or disclosure by the Founder of the Corporation’s or any of its subsidiaries’ confidential information or trade secrets, which use or disclosure causes material harm to the Corporation or any its subsidiaries; (ii) a material breach by the Founder of any agreement between the Founder and the Corporation or any its subsidiaries; (iii) a material failure by the Founder to comply with the Corporation’s or any its subsidiaries’ written policies or rules; (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) the Founder’s gross negligence or willful misconduct; (vi) a continuing failure by the Founder to perform assigned duties after receiving written notification of such failure from the Board; or (vii) a failure by the Founder to cooperate in good faith with a governmental or internal investigation of the Corporation or any of its subsidiaries or their respective directors, officers or employees, if the Corporation has requested the Founder’s cooperation. A condition shall not be considered “Cause” unless the Corporation gives the Founder written notice of such condition within 90 days after such condition becomes known to the Board and the Founder fails to remedy such condition within 30 days after receiving the Corporation’s written notice2.

(b) “Good Reason” means the occurrence of any of the following events, without the express written consent of the Founder: (i) a reduction in the Founder’s base salary by more than 10% (other than across-the-board reductions affecting similarly situated senior executives of the Corporation or any of its subsidiaries); (ii) a material diminution of the Founder’s authority, duties or responsibilities; or (iii) a relocation of the Founder’s principal workplace by more than 30 miles. A condition shall not be considered “Good Reason” unless the Founder gives the Corporation written notice of such condition within 90 days after such condition comes into existence and the Corporation fails to remedy such condition within 30 days after receiving the Founder’s written notice.

(c) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(d) “Permitted Class V Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class V Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(e) “Permitted Transfer” means any Transfer of a share of Class V Common Stock:

(i) by the Founder to a Permitted Class V Owner; or

[2]

Note to Draft: Cause and Good Reason definitions based on the Founder’s existing agreement. Each of Cause, Good Reason and Permanent Disability should be updated to reflect the terms of any updated employment agreement to be entered into concurrently with the Closing; provided that final definitions of Cause, Good Reason and Permanent Disability must be finalized and included in the charter prior to the filing of the definitive proxy.

(ii) by a Permitted Class V Owner to the Founder or any other Permitted Class V Owner.

(f) “Transfer” of a share of Class V Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class V Common Stock or any legal or beneficial interest in such share of Class V Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class V Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(g) “Voting Control” with respect to a share of Class V Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class V Common Stock by proxy, voting agreement or otherwise.

(h) “Voting Threshold Date” means the date on which shares of Class V Common Stock shall be converted into shares of Class A Common Stock pursuant to clause (1) or (2) set forth in Section A.8(a) of this Article IV.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class V Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class V Common Stock into shares of Class A Common Stock.

11. Protective Provisions. So long as any shares of Class V Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, reclassification of capital stock or otherwise, amend, alter, change, repeal or waive any provision in Section A of this Article IV (or adopt any provision inconsistent therewith) that would adversely affect the rights of holders of Class V Common Stock, without first obtaining the approval of the Founder, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

B. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following, all as may be determined from time to time by the Board and stated in the resolution(s) or any Preferred Stock Designation providing for the issuance of such Preferred Stock:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends shall be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares.

Without limiting the generality of the foregoing, the resolution(s) or any Preferred Stock Designation providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.

ARTICLE V

Directors

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.

B. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, immediately following the Voting Threshold Date, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office immediately prior to the Voting Threshold Date to such classes of the Classified Board. The number of directors in each class shall be divided as nearly equally as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Voting Threshold Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Voting Threshold Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Voting Threshold Date. At each annual meeting of stockholders following the Voting Threshold Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

E. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Prior to the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, directors may be removed with or without cause by the affirmative vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote thereon, voting together as a single class. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, in the event of any increase or decrease in the authorized number of directors occurring after the Voting Threshold Date, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable.

F. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely and exclusively by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

G. Removal. Subject to the rights of holders of any series of Preferred Stock, any director (including persons elected by directors to fill vacancies in the Board) or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

H. Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

I. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE VI

To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no current or former director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No repeal or modification of this Article VI shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a current or former director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. For purposes of this Article VI, Article VII, Article IX and Article XII, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Oaktree Acquisition Corp., a Cayman Islands exempted company.

ARTICLE VII

The Corporation, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto (including current and former directors). The Corporation may, by action of the Board, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article VII shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

Stockholder Action

A. Action without Meeting. Subject to the terms of any series of Preferred Stock then outstanding, from and after the time that the Founder beneficially owns less than a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with this Certificate of Incorporation, (i) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (ii) no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

B. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE IX

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE X

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII, Article XI, Article XII, Article XIII, Article XIV and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XI

Amendment of Bylaws

A. Amendment by Directors. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Board.

B. Amendment by Stockholders. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote or written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority in voting power of the stock of the Corporation entitled to vote on such amendment, alteration or repeal.

ARTICLE XII

A. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, employees or agents arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim asserting a claim against the Corporation, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

B. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section A of this Article XII is filed in a court other than the applicable court specified in Section A of this Article XII (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable courts specified in Section A of this Article XII in connection with any action brought in any such court to enforce Section A of this Article XII above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIV

A. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

B. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. Definitions. For purposes of this Article XIV, the term:

1. “Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation: (i) with the interested stockholder; or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XIV is not applicable to the surviving entity;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) – (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XIV, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(a) beneficially owns such stock, directly or indirectly; or

(b) has: (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9. “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article XIV shall refer to such percentage of the votes of such voting stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this [•] day of [•], 2020.

By:
Name:
Title:	Chief Executive Officer

EXHIBIT C

Hims & Hers Health, Inc.

Amended and Restated Bylaws

3.9	Vice Presidents	16
3.10	Secretary and Assistant Secretaries	16
3.11	Salaries	16
3.12	Delegation of Authority	16
3.13	Execution of Contracts	16

Article IV Capital Stock		16
4.1	Issuance of Stock	16
4.2	Uncertificated Shares; Stock Certificates	17
4.3	Transfers	17
4.4	Lost, Stolen or Destroyed Certificates	17
4.5	Record Date	17
4.6	Regulations	18
4.7	Dividends	18

Article V General Provisions		18
5.1	Fiscal Year	18
5.2	Corporate Seal	18
5.3	Waiver of Notice	18
5.4	Voting of Securities	18
5.5	Evidence of Authority	19
5.6	Certificate of Incorporation	19
5.7	Severability	19
5.8	Pronouns	19
5.9	Electronic Transmission	19

Article VI Amendments		19

Article VII Indemnification and Advancement		19
7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	19
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	20
7.3	Authorization of Indemnification	20
7.4	Good Faith Defined	21
7.5	Right of Claimant to Bring Suit	21
7.6	Expenses Payable in Advance	21
7.7	Nonexclusivity of Indemnification and Advancement of Expenses	22
7.8	Insurance	22
7.9	Certain Definitions	22
7.10	Survival of Indemnification and Advancement of Expenses	23
7.11	Limitation on Indemnification	23
7.12	Contract Rights	23

Article I

Stockholders

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Hims & Hers Health, Inc. (the “Corporation”), the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Board, the Chairman of the Board, the Chief Executive Officer or, until the Voting Threshold Date (as defined in the Certificate of Incorporation), by holders of a majority of the voting power of the Corporation acting by written consent, and may not be called by any other person or persons. The Board acting pursuant to a resolution may postpone, reschedule or cancel any previously scheduled special meeting of stockholders (other than, until the Voting Threshold Date, any such meeting called by holders of a majority of the voting power of the Corporation), before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at

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such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

1.7 Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the

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stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of a majority of the votes cast (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the affirmative vote of a majority of the votes cast by shares of such class or series), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10 Stockholder Action by Written Consent. If stockholders are permitted to act by written consent pursuant to the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board pursuant to the first sentence of this Section 1.10, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting (if stockholders are permitted to act by written consent pursuant to the

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Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation to its registered office in Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board pursuant to the first sentence of this Section 1.10, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board is required by applicable law shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

1.11 Stockholder Action by Written Consent. Until the Voting Threshold Date and subject to any other restrictions in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

1.12 Nomination of Directors.

(a) Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.7 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.12 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.12(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting

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of stockholders in the year of the closing of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of September [—], 2020, by and between Oaktree Acquisition Corp., Rx Merger Sub, Inc. and Hims, Inc. (the “Business Combination”), be deemed to have occurred on May 15 of such year); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Board, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information

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concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.12 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section

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1.12(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.12. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.12. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.12 (including the previous sentence of this Section 1.12(c)), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d) Except as otherwise required by law, nothing in this Section 1.12 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.12, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Section 1.12, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

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(g) Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.12; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.12 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.12 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 1.12 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.13 Notice of Business at Annual Meetings.

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.12 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.13(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the Business Combination, be deemed to have occurred on May 15 of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business

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desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.13 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.13;. A stockholder shall not have complied with this Section 1.13(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.13.

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(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.13. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.13 (including the previous sentence of this Section 1.13(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.13, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d) Except as otherwise required by law, nothing in this Section 1.13 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f) For purposes of this Section 1.13, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.2.

(g) Notwithstanding the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.13 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.13 shall be the exclusive means for a stockholder to submit business. Nothing in this Section 1.13 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.14 Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of

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all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

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Article II

Directors

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by the Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, immediately following the Voting Threshold Date, the Board shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be divided as nearly equally as is practicable.

2.3 Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4 Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.5 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

2.6 Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.7 Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any

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vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

2.8 Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chairman of the Board or the Chief Executive Officer. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.9 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.10 Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.11 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.12 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.13 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper

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form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.14 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article III

Officers

3.1 Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

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3.2 Appointment. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation. The Board may also delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5 Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

3.6 Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

3.8 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

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3.9 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13 Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV

Capital Stock

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

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4.2 Uncertificated Shares; Stock Certificates. The shares of the Corporation shall not be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be certificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

4.3 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of

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business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.6 Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.7 Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V

General Provisions

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent,

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or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI

Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII

Indemnification and Advancement

7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee

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or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officer, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or

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Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5 Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount

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if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Oaktree Acquisition Corp., a Cayman Islands exempted company. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

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7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

7.12 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

*         *         *        *        *

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EXHIBIT D

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HIMS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Hims, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Hims, Inc. and that this corporation was originally incorporated pursuant to the DGCL on December 30, 2013 under the name Biko Labs, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

I.

The name of this corporation is Hims, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class F Common Stock”, “Class V Common Stock”, and “Preferred Stock”. The total number of shares that the Company is authorized to issue is [•] shares, [•] shares of which shall be designated Class A Common Stock (the “Class A Common”), 15,323,740 shares of which shall be designated Class F Common Stock (the “Class F Common”), [•]1 shares of which shall be designated Class V Common Stock (the “Class V Common” and, together with the Class A Common and the Class F Common, the “Common Stock”), and 211,924,602 shares of which shall be designated Preferred Stock (the “Preferred Stock”). Each of the Class A Common, Class F Common, Class V Common and Preferred Stock shall have a par value of $0.000001 per share.

B. The number of authorized shares of Class A Common may be increased or decreased (but not below the number of shares of Class A Common then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 11,010,363 of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock”, 52,590,567 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”, 12,676,074 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock”, 29,296,174 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock”, 21,652,050 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock”, 29,725,220 of the authorized shares of Preferred Stock are hereby designated “Series B-2 Preferred Stock”, 32,783,633 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” and 22,190,521 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock”.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

a. Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Company’s Board of Directors (the “Board”) and shall be non-cumulative.

b. The “Original Issue Price” shall be $0.000001 for each share of Series Seed Preferred Stock (the “Series Seed Original Issue Price”), $0.1259 for each share of Series A Preferred Stock (the “Series A Original Issue Price”), $0.0594 for each share of Series A-1 Preferred Stock (the “Series A-1 Original Issue Price”), $0.8397 for each share of Series B Preferred Stock (the “Series B Original Issue Price”), $0.9237 for each share of Series B-1 Preferred Stock (the “Series B-1 Original Issue Price”), $1.7282 for each share of Series B-2

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Note to Draft: To equal a number of shares equal to 33% of the Founder’s aggregate ownership of immediately following the Closing (taking into account any participation by the Founder in the Company Share Redemption and the Promissory Note Cancellation).

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Preferred Stock (the “Series B-2 Original Issue Price”), $3.4700 for each share of Series C Preferred Stock (the “Series C Original Issue Price”) and $3.1545 for each share of Series D Preferred Stock (the “Series D Original Issue Price”) (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date (as defined below)).

c. In the event that dividends are paid on any share of Common Stock, then, after payment of the preferential dividends pursuant to Section 1(a), the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

d. The provisions of Sections 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board (in addition to any other approval required herein).

2. A distribution to the Company’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

3. VOTING RIGHTS.

a. General Rights. Except as otherwise provided herein or as required by law, the Class F Common and the Class V Common shall vote together with the Class A Common at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Class A Common. Each holder of shares of Class F Common shall be entitled to the number of votes equal to ten (10) multiplied by the number of shares of Class A Common into which such shares of Class F Common could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Each holder of shares of Class V Common shall be entitled to the number of votes equal to [[•] ([•])]2 multiplied by the number of shares of Class A Common into which such shares of Class V Common could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (the “Bylaws”).

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Note to Draft: High vote ratio to be updated in order to provide the CEO Group with no greater than 90% of the voting power immediately following the Closing; provided that the final vote ratio must be finalized and included in the charter prior to the filing of the definitive proxy.

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b. Separate Vote of Class F Common. For so long as any shares of Class F Common remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Class F Common shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation) that has the effect of altering or changing the voting or other powers, preferences, or other special rights, privileges or restrictions of the Class F Common so as to affect them adversely; or

(ii) Any increase or decrease in the authorized number of shares of Class F Common.

c. Separate Vote of Class V Common. For so long as any shares of Class V Common remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Class V Common shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation) that has the effect of altering or changing the voting or other powers, preferences, or other special rights, privileges or restrictions of the Class V Common so as to affect them adversely; or

(ii) Any increase or decrease in the authorized number of shares of Class V Common.

d. Separate Vote of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. For so long as at least 10,000,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and on an as converted basis) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation), each as amended and in effect from time to time;

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(ii) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock, or any class or series of each of the foregoing;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on parity with or senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred, the Series C Preferred Stock or the Series D Preferred Stock in right of redemption, liquidation preference, voting or dividend rights, or any increase in the authorized or designated number of any such class or series;

(iv) Any payment or declaration of any dividend on any shares of capital stock of the Company;

(v) Any redemption, purchase or other acquisition (or payment into or setting aside for a sinking fund for such purpose) of any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary of the Company pursuant to agreements under which the Company has the option to repurchase such shares at the lower of the original per share purchase price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) or then fair market value thereof upon termination of employment or service;

(vi) Any consummation of a Liquidation Event (as defined below);

(vii) Any authorization, creation or issuance of any indebtedness, or permitting any subsidiary of the Company to take any such action with respect to any indebtedness, if the aggregate indebtedness of the Company and its subsidiaries following such action would exceed $5,000,000;

(viii) Any entry into, or amendment or waiver of any term of, an agreement or transaction with an affiliate, officer, director or stockholder of the Company or any subsidiary of the Company or any family member of any of the foregoing that is not in the ordinary course of business and negotiated at arm’s length and on fair and reasonable terms to the Company;

(ix) Any sale, transfer or other disposal of any capital stock of any direct or indirect subsidiary of the Company, or permitting any direct or indirect subsidiary of the Company to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(x) Any increase or decrease in the authorized number of members of the Board; or

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(xi) Any increase to the number of shares reserved for issuance under any Company equity incentive plan, the creation of any new equity incentive plan, or any share issuance made to any service provider outside of an equity incentive plan.

e. Separate Vote of Series D Preferred Stock. For so long as at least 5,547,630 shares of Series D Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series D Preferred Stock shall not, in and of itself, be deemed to affect the Series D Preferred Stock adversely for the purposes of this Section 3(d));

(ii) Any increase or decrease in the authorized number of shares of Series D Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series D Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series D Preferred Stock.

f. Separate Vote of Series C Preferred Stock. For so long as at least 7,565,000 shares of Series C Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series C Preferred Stock shall not, in and of itself, be deemed to affect the Series C Preferred Stock adversely for the purposes of this Section 3(e));

(ii) Any increase or decrease in the authorized number of shares of Series C Preferred Stock; or

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(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series C Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series C Preferred Stock.

g. Separate Vote of Series B-2 Preferred Stock. For so long as at least 10,000,000 shares of Series B-2 Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B-2 Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B-2 Preferred Stock so as to affect the Series B-2 Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B-2 Preferred Stock shall not, in and of itself, be deemed to affect the Series B-2 Preferred Stock adversely for the purposes of this Section 3(f));

(ii) Any increase or decrease in the authorized number of shares of Series B-2 Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B-2 Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B-2 Preferred Stock.

h. Separate Vote of Series B-1 Preferred Stock. For so long as at least 10,000,000 shares of Series B-1 Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B-1 Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B-1 Preferred Stock so as to affect the Series B-1 Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B-1 Preferred Stock shall not, in and of itself, be deemed to affect the Series B-1 Preferred Stock adversely for the purposes of this Section 3(g));

(ii) Any increase or decrease in the authorized number of shares of Series B-1 Preferred Stock; or

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(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B-1 Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B-1 Preferred Stock.

i. Separate Vote of Series B Preferred Stock. For so long as at least 10,000,000 shares of Series B Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B Preferred Stock shall not, in and of itself, be deemed to affect the Series B Preferred Stock adversely for the purposes of this Section 3(h));

(ii) Any increase or decrease in the authorized number of shares of Series B Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B Preferred Stock.

j. Separate Vote of Series A Preferred Stock. For so long as at least 10,000,000 shares of Series A Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series A Preferred Stock shall not, in and of itself, be deemed to affect the Series A Preferred Stock adversely for the purposes of this Section 3(i));

(ii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock; or

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(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series A Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series A Preferred Stock.

k. Election of Board of Directors.

(i) For so long as any shares of Class A Common Stock and Class F Common Stock remain outstanding, the holders of Class F Common Stock, voting as a single class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) For so long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect one (1) member of the Board (the “Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) The holders of Preferred Stock, Class A Common, Class F Common, and Class V Common voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the

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holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vi) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4. LIQUIDATION RIGHTS.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled, on a pari passu basis, to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), an amount per share equal to (a) with respect to the Series D Preferred Stock, the greater of (i) the Series D Original Issue Price plus all declared and unpaid dividends on the Series D Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (b) with respect to the Series C Preferred Stock, the greater of (i) the Series C Original Issue Price plus all declared and unpaid dividends on the Series C Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (c) with respect to the Series B-2 Preferred Stock, the greater of (i) the Series B-2 Original Issue Price plus all declared and unpaid dividends on the Series B-2 Preferred Stock and (ii) such amount per share as would have been payable had all shares of

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Series B-2 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (d) with respect to the Series B-1 Preferred Stock, the greater of (i) the Series B-1 Original Issue Price plus all declared and unpaid dividends on the Series B-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series B-1 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (e) with respect to the Series B Preferred Stock, the greater of (i) the Series B Original Issue Price plus all declared and unpaid dividends on the Series B Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; (f) with respect to the Series A Preferred Stock, the greater of (i) the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; (g) with respect to the Series A-1 Preferred Stock, the greater of (i) the Series A-1 Original Issue Price plus all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; and (i) with respect to the Series Seed Preferred Stock, the greater of (i) the Series Seed Original Issue Price plus all declared and unpaid dividends on the Series Seed Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 4(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

b. After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 4(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

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c. An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 4.

(i) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 4(c), all shares of Class A Common issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of any other stock, options, warrants, purchase rights or other securities exercisable for or convertible into Class A Common outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged) or (B) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions. Notwithstanding anything to the contrary herein, the approval, adoption, filing, consummation and/or implementation of the A&R Dual Class Company Charter, the Dual Class Structure, the Company Recapitalization (each as defined in the Merger Agreement) or pursuant to any related exchange agreement as contemplated in the Merger Agreement shall not be deemed to be a Liquidation Event, a deemed Liquidation Event or an Acquisition or Asset Transfer hereunder.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is in the form of securities of an entity or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

d. The Company shall not have the power to effect any Liquidation Event unless the plan of liquidation or definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 4. In the event of an Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, then the Agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital

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stock of the Company in accordance with this Section 4 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with this Section 4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. CONVERSION AND TRANSFER RIGHTS. The holders of each of the Class F Common and Preferred Stock (together, the “Convertible Stock”) and the Class V Common Stock shall have the following rights with respect to the conversion of Convertible Stock and Class V Common Stock into shares of Class A Common:

a. Class F Common.

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Class F Common may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common. The number of shares of Class A Common to which a holder of Class F Common shall be entitled upon conversion shall be the product obtained by multiplying the Class F Common Conversion Rate then in effect (determined as provided in Section 5(a)(ii)) by the number of shares of Class F Common being converted.

(ii) Class F Common Conversion Rate. The conversion rate in effect at any time for conversion of the Class F Common (the “Class F Common Conversion Rate”) shall be the quotient obtained by dividing $0.000001 (the “Class F Original Issue Price”) by the Class F Common Conversion Price, calculated as provided in Section 5(a)(iii).

(iii) Class F Common Conversion Price. The conversion price for the Class F Common shall initially be the Class F Original Issue Price (the “Class F Common Conversion Price”). Such initial Class F Common Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Class F Common Conversion Price herein shall mean the Class F Common Conversion Price as so adjusted.

b. Issuance of Class V Common Stock. Shares of Class V Common Stock may be issued only to, and registered in the name of, (i) Andrew Dudum (the “Founder”) and/or (ii) any Permitted Class V Owner.

c. Mandatory Conversion of Class V Common Stock.

(i) All shares of Class V Common Stock shall (1) automatically and without further action on the part of the Company or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class V Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the one-year anniversary of the date (the “Founder Termination Anniversary Date”) that both of the following conditions (the “Trigger Conditions”) are satisfied:

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(a) the earliest to occur of (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability and (B) the Founder resigns (other than for Good Reason) as the Chief Executive Officer of the Company; and

(b) either (A) the Founder no longer serves as a member of the Board or (B) the Founder serves as a member of the Board, but his service to the Company is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Company or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class V Common Stock may not be converted pursuant to clause (2) of Section 5.c(i) of this Article IV unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class V Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations settlement, order or decree, then any shares of Class V Common Stock Transferred thereby shall automatically and without further action on the part of the Company or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class V Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof.

(ii) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class V Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Company will, upon the request of any holder whose shares of Class V Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such holder’s shares of Class V Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class V Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(iii) Following any such conversion, the reissuance of shares of Class V Common Stock shall be prohibited, and such shares of Class V Common Stock will be retired by the Company and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be

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deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(iv) If the Company has reason to believe that a Transfer giving rise to a conversion of shares of Class V Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Company, the Company may request that the holder of such shares furnish affidavits or other evidence to the Company as the Company deems necessary to determine whether a conversion of shares of Class V Common Stock to Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Company (in the manner provided in the request) to enable the Company to determine that no such conversion has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Company. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Restated Certificate of Incorporation), the stock ledger of the Company shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(v) Definitions. For purposes of this Article IV of this Restated Certificate of Incorporation,

(a) “Cause” means (i) an unauthorized use or disclosure by the Founder of the Company’s or any of its subsidiaries’ confidential information or trade secrets, which use or disclosure causes material harm to the Company or any its subsidiaries; (ii) a material breach by the Founder of any agreement between the Founder and the Company or any its subsidiaries; (iii) a material failure by the Founder to comply with the Company or any its subsidiaries’ written policies or rules; (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) the Founder’s gross negligence or willful misconduct; (vi) a continuing failure by the Founder to perform assigned duties after receiving written notification of such failure from the Board; or (vii) a failure by the Founder to cooperate in good faith with a governmental or internal investigation of the Company or any of its subsidiaries or their respective directors, officers or employees, if the Company has requested the Founder’s cooperation. A condition shall not be considered “Cause” unless the Company gives the Founder written notice of such condition within 90 days after such condition becomes known to the Board and the Founder fails to remedy such condition within 30 days after receiving the Company’s written notice3.

(b) “Good Reason” means the occurrence of any of the following events, without the express written consent of the Founder: (i) a reduction in the Founder’s base salary by more than 10% (other than across-the-board reductions affecting similarly situated senior executives of the Company or any of its subsidiaries); (ii) a material diminution of the Founder’s authority, duties or responsibilities; or (iii) a relocation of the Founder’s principal workplace by more than 30 miles. A condition shall not be considered “Good Reason” unless the Founder gives the Company written notice of such condition within

[3]

Note to Draft: Cause and Good Reason definitions based on the Founder’s existing agreement. Each of Cause, Good Reason and Permanent Disability should be updated to reflect the terms of any updated employment agreement to be entered into concurrently with the Closing.

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90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Founder’s written notice.

(c) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(d) “Permitted Class V Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class V Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(e) “Permitted Transfer” means any Transfer of a share of Class V Common Stock:

(i) by the Founder to a Permitted Class V Owner; or

(ii) by a Permitted Class V Owner to the Founder or any other Permitted Class V Owner.

(f) “Transfer” of a share of Class V Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class V Common Stock or any legal or beneficial interest in such share of Class V Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class V Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

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(g) “Voting Control” with respect to a share of Class V Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class V Common Stock by proxy, voting agreement or otherwise.

d. Preferred Stock.

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common. The number of shares of Class A Common to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Stock Conversion Rate then in effect (determined as provided in Section 5(b)(ii)) by the number of shares of Preferred Stock being converted.

(ii) Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate” and, each of the Preferred Stock Conversion Rate and the Class F Common Conversion Rate, a “Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price by the Preferred Stock Conversion Price, calculated as provided in Section 5(b)(iii).

(iii) Preferred Stock Conversion Price. The conversion price for the Preferred Stock shall initially be the applicable Original Issue Price (the “Preferred Stock Conversion Price” and, each of the Preferred Stock Conversion Price and the Class F Common Conversion Price, a “Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

e. Mechanics of Optional Conversion. Each holder of Convertible Stock who desires to convert the same into shares of Class A Common pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Convertible Stock and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of each class of Convertible Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Convertible Stock to be converted, and the person entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common on such date.

f. Conversion Price Adjustments of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, shall be subject to adjustment from time to time as follows:

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(i) If the Company shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Conversion Price applicable to the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest ten-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Common that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Class A Common Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5(d)(i), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Class A Common, (2) Class A Common issuable upon conversion of outstanding Class F Common and Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that the Company issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 5(d) (the “First Dilutive Issuance”), and the Company then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in one or more subsequent issuances other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (each, a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then, and in each such case upon a Subsequent Dilutive Issuance, the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(a) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent ($0.001) per share. Except to the limited extent provided for in subsections 5(d)(i)(d)(iii) and 5(d)(i)(d)(iv), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(b) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

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(c) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board irrespective of any accounting treatment.

(d) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(c) and 5(d)(i)(d)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided for in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(c) and 5(d)(i)(d)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

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(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Subsections 5(d)(i)(d)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 5(d)(i)(d)(iii) or (iv).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 5(d)(i)(d)) by the Company on or after the Filing Date other than:

(a) Common Stock issued pursuant to a transaction described in Subsection 5(d)(i)(d)(iii) hereof.

(b) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board.

(c) Common Stock issued pursuant to an underwritten public offering.

(d) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date.

(e) Common Stock issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided that such issuances are approved by the Board.

(f) Common Stock issued or deemed issued pursuant to Subsection 5(d)(i)(d) as a result of a decrease in the Conversion Price of Class F Common or Preferred Stock resulting from the operation of Sections 5(e), 5(f) and 5(g).

(g) Common Stock issued upon conversion of the Class F Common or Preferred Stock.

(h) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement with a commercial bank or nationally

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recognized institutional debt lender, which arrangement is approved by the Board and is primarily for non-equity financing purposes.

(i) Class V Common Stock issued or exchanged pursuant to the consummation or implementation of the Dual Class Structure and the Company Recapitalization (each as defined in that certain Agreement and Plan of Merger, by and among Oaktree Acquisition Corp., Rx Merger Sub, Inc. and the Company, dated as of September [•], 2020 (the “Merger Agreement”)) or pursuant to any related exchange agreement as contemplated in the Merger Agreement.

g. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Class F Common is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class A Common, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class A Common into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

h. Adjustment for Class A Common Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Class A Common a dividend or other distribution in additional shares of Class A Common, each Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Conversion Price shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Class A Common issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Class A Common issued and outstanding immediately prior to the time of such issuance plus the number of shares of Class A Common issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Class A Common are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Class A Common shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

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i. Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Class A Common issuable upon the conversion of the Convertible Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise, in any such event each share of Convertible Stock shall thereafter be convertible in lieu of the Class A Common into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Class A Common issuable upon conversion of one share of such class of Convertible Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof and in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of applicable class of Convertible Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Convertible Stock) shall be applicable after that event and be as nearly equivalent as practicable.

j. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any merger or consolidation or any sale or disposition, by the Company or any subsidiary, of substantially all of the assets of the Company and its subsidiaries taken as a whole or other capital reorganization of the Company, (iii) any reclassification or recapitalization of the capital stock of the Company, or (iv) any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Convertible Stock at least twenty (20) days prior to (x) the record date, if any, specified therein, or (y) if no record date is specified, the date upon which such action is to take effect a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, sale of substantially all assets, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class A Common (or other securities) shall be entitled to exchange their shares of Class A Common (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, sale of substantially all assets, dissolution, liquidation or winding up.

k. Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Class A Common, based on the applicable then-effective Conversion Price, immediately upon the earlier of (a) the closing of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $30,000,000 of gross proceeds to the Company (a “Qualified Public Offering”) or (b) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis);

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provided, however, that (1) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series D Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series D Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series D Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series D Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, shall have approved such conversion, (2) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series C Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series C Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series C Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series C Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall have approved such conversion, (3) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B-2 Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B-2 Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B-2 Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B-2 Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B-2 Preferred Stock, voting as a separate class, shall have approved such conversion, (4) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B-1 Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B-1 Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B-1 Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B-1 Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock, voting as a separate class, shall have approved such conversion, (5) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, shall have approved such conversion, and (6) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series A Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series A Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series A Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series A Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall have approved such conversion. Each share of Class F Common shall automatically be converted into shares of Class A Common, based on the applicable then-effective Conversion Price, immediately upon the date, or the occurrence of an event, specified by vote or written

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consent or agreement of the holders of a majority of the then outstanding shares of Class F Common.

(ii) Any shares of Class F Common purchased by an investor of the Company in connection with an Equity Financing (as defined below) shall, subject to the approval of the Board, automatically be converted immediately prior to such transfer into shares of the series of Preferred Stock of the Company sold in the Equity Financing at the then-effective Class F Common Conversion Rate; provided that such investor must purchase such shares of Class F Common for the same price as the shares of Preferred Stock sold in such Equity Financing. Unless waived by all holders of Class F Common then outstanding, the Company shall provide a notice to each holder of Class F Common of an expected closing of an Equity Financing summarizing the material terms of such Equity Financing at least five (5) business days prior to the initial closing of such Equity Financing. For purposes of this Section, “Equity Financing” shall mean an equity financing of the Company in which the Company sells at least $1,000,000 worth of a newly created series of Preferred Stock of the Company.

(iii) Any share of Class F Common transferred, other than pursuant to Section 5(i)(ii) above, shall automatically be converted immediately prior to such transfer into shares of Class A Common at the then-effective Class F Common Conversion Rate.

(iv) (A) Upon the occurrence of any of the events specified in Sections 5(i)(i), 5(i)(ii) or 5(i)(iii) above, the outstanding shares of Class F Common shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and (B) upon the occurrence of any of the events specified in Section 5(i)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock or Class F Common, as applicable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock or Class F Common, the holders of Preferred Stock or Class F Common, as applicable, shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Class F Common, as applicable. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common into which the shares of Preferred Stock or Class F Common surrendered were convertible on the date on which such automatic conversion occurred.

l. Fractional Shares. No fractional shares of Class A Common shall be issued upon conversion of Convertible Stock. All shares of Class A Common (including fractions thereof) issuable upon conversion of more than one share of Convertible Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would

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result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock or Class F Common, as applicable, (as determined in good faith by the Board) on the date of conversion.

m. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of effecting the conversion of the shares of the Convertible Stock, such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Stock. If at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purpose.

n. Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

o. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common upon conversion of shares of Convertible Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common in a name other than that in which the shares of Convertible Stock so converted were registered.

p. Implementation of Dual Class Structure. Notwithstanding anything to the contrary herein, the approval, adoption, filing, consummation and/or implementation of the A&R Dual Class Company Charter, the Dual Class Structure, the Company Recapitalization (each as defined in the Merger Agreement) or pursuant to any related exchange agreement as contemplated in the Merger Agreement shall not be deemed to be an issuance of Additional Stock or a First Dilutive Issuance or Subsequent Dilutive Issuance and shall not result in the adjustment of any Conversion Rate or Conversion Price hereunder.

6. NO REISSUANCE OF CONVERTIBLE STOCK. Any shares of Convertible Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

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V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Restated Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock (or any affiliate thereof) or any partner, member, director, stockholder, employee or agent of any such holder (or such affiliate), other than someone who is

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an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Company’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [•]th day of [•], 202[0].

Name: Andrew Dudum
Title: Chief Executive Officer

EXHIBIT E

FORM OF A&R COMPANY CERTIFICATE OF INCORPORATION

[See attached.]

EXHIBIT F

FORM OF A&R COMPANY BYLAWS

[See attached.]

EXHIBIT G

FORM OF EXCHANGE AGENT AGREEMENT

[See attached.]

EXHIBIT H

FORM OF LETTER OF TRANSMITTAL

[See attached.]

EXHIBIT I-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2020, by and among Hims & Hers Health, Inc., a Delaware corporation, formerly known as Oaktree Acquisition Corp., a Cayman islands exempted company (the “Company”), and Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor” together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Investor” and collectively the “Investors”).

WHEREAS, the Company, Rx Merger Sub, Inc., a Delaware corporation, and Hims, Inc., a Delaware Corporation, have entered into that certain Agreement and Plan of Merger, dated as of September 30, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement, the Company will domesticate as a Delaware corporation and, as a result, the Sponsor will hold (i) Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);

WHEREAS, the Company and the Sponsor entered into that certain Registration and Shareholder Rights Agreement, dated as of July 22, 2019 (the “Original RRA”); and

WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor desire to terminate the Original RRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” is defined in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the preamble to this Agreement

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Institutional Accredited Investor” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company, Hims, Inc., and the other parties thereto.

“Joinder” is defined in Section 6.2.

“Maximum Number of Shares” is defined in Section 2.3.

“Notices” is defined in Section 6.5.

“Original RRA” is defined in the preamble to this Agreement.

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“Permitted Transferee” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; (v) any affiliate of an Investor or the immediate family of such affiliate or (vi) any affiliate of an immediate family of the Investor.

“Piggy-Back Registration” is defined in Section 2.4.1.

“Pro Rata” is defined in Section 2.3.

“QIB” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) all shares of Common Stock held by the Sponsor as of immediately following the closing of the Business Combination, (ii) all Warrants held by the Sponsor as of immediately following the closing of the Business Combination, (iii) all shares of Common Stock issuable upon the exercise of any Warrants referred to in clause (ii), and (iv) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i), (ii) or (iii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Investor. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

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“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor” is defined in the preamble to this Agreement.

“Subscription Agreements” means the several subscription agreements entered into by the Company, each dated as of the date of the Business Combination Agreement, providing for the issuance to certain investors of Common Stock in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

“Transfer” means, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Warrants” is defined in the preamble to this Agreement.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. Subject to compliance by the Investors with Section 3.4, the Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty five (45) days following the Closing Date, a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by,

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the Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

2.1.2 Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4 Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

2.1.5 Underwritten Takedown. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $25,000,000 that the Company effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least two (2) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Investors and

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thereupon shall use commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.3, all Registrable Securities for which the requesting holder has requested such offering under Section 2.1.5, and

(ii) subject to the restrictions set forth in Section 2.3, all other Registrable Securities that any holders of Registrable Securities have requested the Company to offer by request received by the Company within one (1) Business Day after such holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(a) Promptly after the expiration of the one-Business Day-period referred to in Section 2.1.5(ii), the Company will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

(b) the Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period.

2.1.6 Block Trade. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that such holders wish to effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, use commercially reasonable efforts to facilitate the offering of such Registrable Securities for which such requesting holder has requested in such Block Trade, and in any event, within 72 hours of receipt of such request.

2.1.7 Withdrawal. Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of Section 2.1.5(b) unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this Section 2.1.7, other than if a Holder elects to pay such Registration Expenses pursuant to this Section 2.1.7.

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2.1.8 Selection of Underwriters. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.1.9 Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time, subject to compliance by the Investors with Section 3.4, and provided that there is not an effective Resale Shelf Registration Statement available for the resale of the Registerable Securities pursuant to Section 2.1, Investors who hold a majority of the Registrable Securities held by all Investors may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration.” Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within twenty (20) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated pursuant to this Agreement to effect more than one (1) Demand Registration during any six-month period or any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities

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pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in either aggregate proceeds to the selling shareholders of at least $25,000,000.

2.2.4 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of Section 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this Section 2.2.4.

2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters for an underwritten offering conducted pursuant to this Agreement advises the Company and the Investors requesting to include Registrable Securities in such underwritten offering in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Investors have requested to include in such underwritten offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the Common Stock or other securities, if any, as to which

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registration has been requested pursuant to written contractual piggy-back registration rights held by other equityholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities requested to be included by Investors pursuant to this Agreement and any securities requested to be included by equityholders of the Company pursuant to the Investor Rights Agreement (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the securities of the Company that the Company desires to sell for its own account; and (iii) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, other than pursuant to the Investor Rights Agreement, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.

2.4 Piggy-Back Registration.

2.4.1 Piggy-Back Rights. If at any time, subject to compliance by the Investors with Section 3.4, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for equityholders of the Company for their account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than five (5) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within three (3) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

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2.4.2 Reduction of Piggy-Back Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities that have requested to participate in such Piggy-Back Registration in writing that the dollar amount or number of securities of the Company which the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.4, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) first, the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons, other than pursuant to this Agreement or the Investor Rights Agreement, and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is undertaken pursuant to the Investor Rights Agreement, (A) first, the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, other than pursuant to this Agreement and the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares.

(c) If the registration is undertaken as a demand pursuant to contractual rights with the Company, other than this Agreement or the Investor Rights Agreement, (A) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro

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Rata; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the securities of the Company for the account of any other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.4.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown, or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.5 Lock-up. The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Sections 2.1 or 2.2 conducted as an underwritten offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such offering restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to such offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand

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Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration (whether under this Agreement or the Investor Rights Agreement) to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of

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a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, excluding documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

3.1.7 Comfort Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, the Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request, and, if addressed to the participating holders, reasonably satisfactory to a majority-in-interest of the participating holders. For the avoidance of doubt, this Section 3.1.7 shall not apply to Block Trades.

3.1.8 Opinions and Negative Assurance Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and negative assurances letter, each dated such date, of one (1) counsel representing the Company for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and, if addressed to the participating holders,

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reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.1.8 shall not apply to Block Trades.

3.1.9 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company (if different from the principal financial officer) and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

3.1.11 Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Road Show. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) exceeds $50,000,000, the Company shall use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.

3.1.14 Listing. The Company shall use commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2 Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the

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Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by the Company for no longer than 120 days in any consecutive 12-month period. Any suspension by the Company pursuant to this Section 3.2 shall only apply to an Investor hereunder to the extent that such suspension also applies to all stockholders of the Company party to the Investor Rights Agreement.

3.3 Registration Expenses. Subject to Section 2.1.7 and Section 2.2.4, the Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2.1, any Underwritten Takedown pursuant to Section 2.1.5, any Block Trade pursuant to Section 2.1.6 (other than expenses set forth below in clause (ix) of this Section 3.3), any Piggy-Back Registration pursuant to Section 2.4.1, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.14; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration not to exceed $75,000. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

3.4 Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Other Obligations. At any time and from time to time in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through

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any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or

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actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such

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judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and/or 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above in Section 4.4.1, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

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6. MISCELLANEOUS.

6.1 Other Registration Rights and Arrangements. Other than with respect to the Investor Rights Agreement and the Subscription Agreements, the Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. For the avoidance of doubt, the Investor Rights Agreement shall not be deemed inconsistent with or to violate this Agreement.

6.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated, in whole or in part, by such holder of Registrable Securities in conjunction with and to the extent of any transfer of any Registrable Security by any such holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a holder of Registrable Securities under this Agreement may be transferred, in whole or in part, by such a holder to a transferee who acquires or holds any Registrable Security; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the transferor shall have delivered to the Company no later than five (5) business days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.

6.3 Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or the Company. No single or partial exercise of any

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rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.4 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of the Company to such Investor under this Agreement shall terminate upon the date that such Investor no longer holds Registrable Securities.

6.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex, email or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

Hims & Hers Health, Inc.

2269 Chestnut Street, #523

San Francisco, California 94123

Attn: Chief Legal Officer

Email: legal@forhims.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

550 Allerton Street

Attn: Jeffrey R. Vetter

Trevor S. Knapp

John H. Olson

Email: tknapp@gunder.com

jvetter@gunder.com

jolson@gunder.com

If to the Sponsor:

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn: Patrick McCaney

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Alexander Taubman

Zaid Pardesi

Email: pmccaney@oaktreecapital.com

ataubman@oaktreecapital.com

zpardesi@oaktreecapital.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Christian O. Nagler

Peter S. Seligson

Email: cnagler@kirkland.com

peter.seligson@kirkland.com

Fax: (212) 446-4900

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Matthew Arenson

Email: matthew.arenson@kirkland.com

Fax: (312) 862-2200

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.

6.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

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6.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Original RRA.

6.9 Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.10 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 6.9; (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 6.10 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.5 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 6.10. EACH

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PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

EXHIBIT A

Joinder

This Joinder (“Joinder”) is executed on __________, 20__, by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [•], 2020 (the “Agreement”), by and among Hims & Hers Health, Inc., a Delaware corporation, formerly known as Oaktree Acquisition Corp., a Cayman islands exempted company (the “Company”) and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	COMPANY

By:	By:

Address:

EXHIBIT I-2

HIMS & HERS HEALTH, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 30, 2020

TABLE OF CONTENTS

Page

1.	Definitions	1

2.	Registration Rights	4

2.1	Resale Registration Statement	4
2.2	Request for Registration	6
2.3	Parent Registration	7
2.4	Form S-3 Registration	8
2.5	Obligations of Parent	10
2.6	Information from Holder	12
2.7	Expenses of Registration	12
2.8	Delay of Registration	12
2.9	Indemnification	12
2.10	Reports Under the 1934 Act	15
2.11	Assignment of Registration Rights	15
2.12	Limitations on Subsequent Registration Rights	15
2.13	“Market Stand-Off” Agreement	16
2.14	Termination of Registration Rights	18

3.	Covenants of Parent	18

3.1	Confidentiality	18

4.	Miscellaneous	19

4.1	Successors and Assigns	19
4.2	Governing Law; Jurisdiction	19
4.3	Waiver of Jury Trial	19
4.4	Counterparts	19
4.5	Titles and Subtitles	20
4.6	Notices	20
4.7	Expenses	20
4.8	Entire Agreement; Amendments and Waivers	20
4.9	Joint Negotiation and Drafting	20
4.10	Severability	21
4.11	Aggregation of Stock	21
4.12	Effect on Prior Agreement	21
4.13	Third Party Beneficiary	21

SCHEDULE A         Schedule of Investors

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 30th day of September, 2020, by and among Oaktree Acquisition Corp., a Cayman Islands exempted company and which shall domesticate in accordance with the Merger Agreement as HIMS & HERS HEALTH, INC., a Delaware corporation (“Parent”), Hims, Inc., a Delaware corporation (the “Company”), and the holders of Parent Common Stock (as defined below), each of which is herein referred to as a “Common Holder” and collectively as the “Common Holders”.

RECITALS

WHEREAS, the Company and certain Company investors (the “Existing Investors”) have previously entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of March 12, 2020, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, pursuant to Section 5.17 of that certain Agreement and Plan of Merger entered into by and among Parent, the Company and Rx Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), dated September 30, 2020 (the “Merger Agreement” and the transactions contemplated thereby, the “Merger”), Parent agreed to enter into an Investor Rights Agreement (as defined therein) with the parties set forth on Schedule 5.17 thereto (the “Investors”); and

WHEREAS, contingent upon the Effective Time (as defined in the Merger Agreement) and to be effective immediately prior to the Effective Time, (i) the Company desires to assign to Parent, and Parent desires to assume, the rights and obligations of the Company under certain provisions of the Prior Agreement, as contemplated and modified by this Agreement and (ii) the Existing Investors as holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to amend and restate the Prior Agreement to, among other things, document the rights and obligations of Parent and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Parent, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(c) The term “Board” means Parent’s Board of Directors, as constituted from time to time.

(d) The term “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than a majority of the outstanding voting securities of Parent (or the surviving entity).

(e) The term “Common Stock” means Parent Class A Common Stock, par value $0.0001 per share.

(f) The term “Excluded Registration” means (i) a registration relating solely to the sale of securities of participants in a Parent stock plan (or a stock plan assumed by Parent), (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(g) The term “Family Member” means a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(h) The term “FOIA Party” shall mean a Person that, in the reasonable determination of the Board, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Parent under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

(i) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

(j) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

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(k) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.11 of this Agreement.

(l) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m) The term “Offering” means the Company’s firm commitment underwritten public offering of its Common Stock or other equity securities to the public under the Act.

(n) The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o) The term “Company Preferred Stock” means the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company.

(p) The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(q) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon the exchange of the Class A Common Stock of the Company in connection with the Merger which was converted from shares of Company Preferred Stock or Class F Common Stock of the Company pursuant to the Company Recapitalization immediately prior to the Effective Time and immediately prior to the adoption of the A&R Dual Class Charter (each as defined in the Merger Agreement), (ii) shares of Common Stock issued upon the exchange of Class A Common Stock of the Company in connection with the Merger other than those converted from Company Preferred Stock or Class F Common Stock of the Company pursuant to the preceding clause (i); provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.2, 2.4, 2.12, and 4.8, (iii) any shares of Common Stock issuable and issued upon the exercise of the Parent Warrants and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares references in (i), (ii) or (iii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(r) The term “Rule 144” shall mean Rule 144 under the Act.

(s) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 as it applies to Persons who have held shares for more than one (1) year.

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(t) The term “Rule 405” shall mean Rule 405 under the Act.

(u) The term “SEC” shall mean the Securities and Exchange Commission.

(v) The term “Parent Warrants” shall mean the warrants issued by Parent to certain Investors in connection with the Merger.

(w) The term “Permitted Registration Rights Agreement” shall mean (i) that certain Registration Rights Agreement, dated of even date herewith, by and among Parent, Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership, and the parties added thereto and (ii) the subscription agreements entered into by Parent and investors in the Private Investment in Public Equity that is expected to close immediately prior to the transactions contemplated by the Merger Agreement.

(x) The term “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated of even date herewith, by and among Parent, Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership, and the parties added thereto.

(y) The term “Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by Parent’s auditors and the issuance of legal opinions by Parent’s legal counsel.

2. Registration Rights. Parent covenants and agrees as follows:

2.1 Resale Registration Statement.

(a) Subject to compliance by the Holders with Section 2.6, Parent shall prepare and file or cause to be prepared and filed with the SEC, no later than forty five (45) days following the Closing Date (as defined below), a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities then held by Holders that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the SEC notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, which is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Act at all times until all Registrable Securities and other securities covered by the Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement or such securities have been withdrawn. In the event that Parent files a Form S-1 pursuant to this Section 2.1, Parent shall use its commercially reasonable efforts to

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convert the Form S-1 to a Form S-3 as soon as practicable after Parent is eligible to use Form S-3.

(b) If Parent shall receive a request from the Holders of Registrable Securities whose securities were registered on the Resale Shelf Registration Statement with an estimated market value of at least $25,000,000 that Parent effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then Parent shall promptly give notice of such requested Underwritten Takedown at least two (2) business days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders and thereupon shall use commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of.

(i) subject to the restrictions set forth in Section 2.2(b), all Registrable Securities for which the requesting Holders have requested such offering under Section 2.1(b), and

(ii) subject to the restrictions set forth in Section 2.2(b), all other Registrable Securities that any Holders of Registrable Securities that are included in the Resale Shelf Registration Statement have requested Parent to offer by request received by Parent within one (1) business day after such Holders receive Parent’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

A. Promptly after the expiration of the one business day period referred to in Section 2.1(b)(ii), Parent will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

B. Parent shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period.

(c) Subject to Section 2.13 below, if Parent shall receive a request from a Holder of Registrable Securities whose securities were registered on the Resale Shelf Registration Statement to effectuate a proposed distribution or other transfer of such Registrable Securities pursuant to the Resale Shelf Registration Statement to its members, partners, stockholders, as the case may be, then Parent shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar, that any legend referring to the Act may be removed in connection with such proposed distribution or other transfer of such Registrable Securities pursuant to the Resale Shelf Registration Statement, provided a distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) days an affiliate of Parent (as defined in Rule 405 promulgated under the Act). Parent’s obligations hereunder are conditioned upon the receipt of representation letter reasonably acceptable to Parent from such Holder regarding such proposed distribution or other transfer of such Registrable Securities.

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2.2 Request for Registration.

(a) Subject to the conditions of this Section 2.2, if Parent shall receive at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred and eighty (180) days after the closing of the Merger, a written request from the Holders of at least 30% of the Registrable Securities then outstanding (for purposes of this Section 2.2, the “Initiating Holders”) that Parent file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then Parent shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this Section 2.2, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of Parent’s notice pursuant to this Section 2.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Parent as a part of their request made pursuant to this Section 2.2, and Parent shall include such information in the written notice referred to in Section 2.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to Parent). Notwithstanding any other provision of this Section 2.2, if the underwriter advises Parent that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then Parent shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities and the equityholders of Parent who request to have securities registered pursuant to the exercise of contractual piggyback registration rights under the Registration Rights Agreement pro rata based on the number of Registrable Securities each such Holder and each such participating equityholder party to the Registration Rights Agreement has requested to be included in such underwriting (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities (other than those subject to the Registration Rights Agreement) are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, Parent shall not be required to effect a registration pursuant to this Section 2.2:

(i) in any particular jurisdiction in which Parent would be required to execute a general consent to service of process in effecting such registration, unless

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Parent is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after Parent has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to Parent’s good faith estimate of the date of the filing of, and ending on the date one hundred eighty (180) days following the effective date of, a Parent-initiated registration subject to Section 2.3 below, provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.4 hereof; or

(v) if Parent shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by Parent’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to Parent and its stockholders for such registration statement to be effected or remain effective at such time, in which event Parent shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by Parent not more than once in any twelve (12) month period; and provided further that Parent shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than an Excluded Registration).

2.3 Parent Registration.

(a) If (but without any obligation to do so) Parent proposes to register (including for this purpose a registration effected by Parent for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.2 of this Agreement, (ii) an Excluded Registration, (iii) a registration statement filed during the one hundred and eighty (180) days after the closing of the Merger), Parent shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Parent in accordance with Section 4.6 of this Agreement, Parent shall, subject to the provisions of Section 2.3(c), use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by Parent in accordance with Section 2.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of Parent’s capital stock, Parent shall not be required under

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this Section 2.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Parent and the underwriters selected by Parent (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders and the equityholders of the Company who request to have securities registered pursuant to the exercise of contractual piggyback registration rights under the Registration Rights Agreement based on the number of Registrable Securities each such Holder and each such participating equityholder party to the Registration Rights Agreement has requested to be included in such underwriting, or in such other proportions as shall mutually be agreed to by all such selling Holders and participating equityholders party to the Registration Rights Agreement. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities (other than those subject to the Registration Rights Agreement) have been first excluded from the offering and (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and Family Members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.4 Form S-3 Registration. In case Parent shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 2.4, the “S-3 Initiating Holders”) a written request or requests that Parent effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, Parent shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written

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request given within fifteen (15) days after receipt of such written notice from Parent; provided, however, that Parent shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of Parent entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if Parent shall furnish to all Holders requesting a registration statement pursuant to this Section 2.4 a certificate signed by Parent’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to Parent and its stockholders for such registration statement to be effected at such time, in which event Parent shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by Parent not more than once in any twelve (12) month period;

(iv) if Parent has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.4;

(v) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi) if Parent, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than an Excluded Registration), provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to Parent’s good faith estimate of the date of the filing of and ending on the date ninety (90) days following the effective date of a Parent-initiated registration subject to Section 2.3 of this Agreement, provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Parent as a part of their request made pursuant to this Section 2.4 and Parent shall include such information in the written notice referred to in Section 2.4(a). The provisions of Section 2.2(b) of this

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Agreement shall be applicable to such request (with the substitution of Section 2.4 for references to Section 2.2).

(d) Subject to the foregoing, Parent shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as requests for registration effected pursuant to Section 2.2 of this Agreement.

2.5 Obligations of Parent. Whenever required under this Section 2 to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days (except, in the case of the Resale Registration Statement, for such period of time specified in Section 2.1) or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of Parent) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder,

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Parent will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of Parent) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by Parent are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other pertinent records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j) notify each selling Holder, promptly after Parent receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus.

Notwithstanding the provisions of this Section 2, Parent shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if Parent shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving Parent for which the Board has authorized negotiations;

(ii) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by Parent; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of Parent and its stockholders; provided, however, that during any such period all executive officers and directors

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of Parent are also prohibited from selling securities of Parent (or any security of any of Parent’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.6 Information from Holder. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000) shall be borne by Parent. Notwithstanding the foregoing, Parent shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1, Section 2.2 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of a registration requested under Section 2.1 or Section 2.2 of this Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 or Section 2.2 of this Agreement, as applicable; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of Parent from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by Parent of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1, Section 2.2 and 2.3 of this Agreement.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, Parent will indemnify and hold harmless each Holder, the partners, members, officers, directors, managers and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the

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meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 under the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of Parent or used or referred to by Parent, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and Parent will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls Parent within the meaning of the Act, legal counsel and accountants for Parent, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.9(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.9(b) exceed the net

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proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.9(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in

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connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of Parent and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3, Parent agrees to:

(a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Merger;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by Parent that it has complied with the reporting requirements of Rule 144 (at any time beginning ninety (90) days prior to the one year anniversary of the closing of the Merger), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.11 Assignment of Registration Rights. The rights to cause Parent to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s Family Member or trust for the benefit of an individual Holder or any of such Holder’s Family Members, or (c) after such assignment or transfer, holds at least 5,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) Parent is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.13 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Parent shall not, without the prior written consent of the Holders holding a

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majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Parent other than a Permitted Registration Rights Agreement that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2, Section 2.3 or Section 2.4 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the Parent, during the period commencing on the date of the closing of the Merger (the “Closing Date”) and ending on the date that is one hundred eighty (180) days after the closing of the Merger (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock issued or issuable to such Holder pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

(b) Notwithstanding the foregoing, each Holder may transfer its Lock-Up Shares (i) as a bona fide gift or gifts, (ii) to any member of such Holder’s immediate family or to any trust or other entity controlled or managed, or under common control or management, by such Holder or the immediate family of such Holder, of if such Holder is a trust or other similar entity, to a trustor or beneficiary or similar person of the trust or other entity or to the estate of a beneficiary or similar person of such trust or other entity, (iii) upon death or by will, testamentary document or the laws of intestate succession, (iv) if such Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Holder or affiliates of such Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by such Holder to its stockholders, partners, members or other equity holders, (v) to Parent in connection with the “net” or “cashless” exercise or settlement of warrants or stock options, restricted stock units or other equity awards (and any transfer to Parent necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting, settlement or exercise whether by means of a “net settlement” or otherwise), (vi) to Parent in connection with the repurchase of shares of Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan or pursuant to the agreements under which such shares were issued, provided that such repurchase of shares of Common Stock is in connection with the termination of such

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Holder’s service provider relationship with Parent, (vii) pursuant to a final qualified domestic order or in connection with a divorce settlement or (viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of Parent and made to all holders of Parent’s capital stock involving a Change of Control of Parent, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Holder’s Lock-Up Shares shall remain subject to the provisions of this Agreement; provided, however, in the case of clauses (i), (ii), (iii), (iv) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth in this section (or a substantially similar written agreement), and there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement.

(c) Any discretionary waiver or termination of the restrictions herein by Parent shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements; provided, however, that such pro rata release shall not be required in the event that (i) a waiver or termination is granted in connection with the registration or public offering of securities pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission, (ii) (A) the release or waiver is effected solely to permit a transfer not for consideration and (B) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer or (iii) the aggregate number of shares of Common Stock subject to releases or waivers granted during the lock-up period represent less than or equal to 1% of the total number of outstanding Common Stock (determined as of the date of the Closing Date). Each Holder further agrees that it will not during the period commencing on the Closing Date and ending on the date that is 180 days after the Closing Date exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; provided however this Section 2.13(c) shall not apply to any termination pursuant to Section 2.13(d) of the restrictions set forth in Section 2.13(a).

(d) Notwithstanding the foregoing, if, at any time beginning 90 days after the Closing Date (the “Earliest Release Date”), the closing price of the Common Stock equals or exceeds 133% of the closing price per share of Common Stock on the Closing Date (as adjusted for stock splits, reverse splits, recapitalizations, reorganizations and any similar transaction) for any 10 trading days within any 20 trading day period (with the calculation including the 20 trading day period immediately prior to the Earliest Release Date), then 25% of each Holder’s Lock-Up Shares (which, for purposes of holders of options, shall only include options that have vested as of such date) will be automatically released from such restrictions as of the last day of such 20 trading day period. The percentage of Lock-Up Shares to be released pursuant to this Section 2.13(d) shall be calculated based on the number of a Holder’s Lock-Up Shares as of the last day of such 20 trading day period.

(e) In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

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(f) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Merger, (b) as to any Holder, such earlier time after the offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of Parent’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Change of Control.

3. Covenants of Parent.

3.1 Confidentiality. Each Investor agrees, severally and not jointly, that such Investor (a) will keep confidential, (b) will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company or Parent (the “Disclosing Party”) or for any other purpose contemplated by an agreement between the Disclosing Party and such Investor or any Affiliate thereof) and (c) will protect to the same degree as it protects its own confidential information any confidential information obtained from the Disclosing Party pursuant to the terms of this Agreement and any Prior Agreement (including, without limitation, notice of Parent’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.1 by such Investor), (ii) is or has been independently developed or conceived by the Investor or any Affiliate thereof without use of the Disclosing Party’s confidential information, or (iii) is or has been made known or disclosed to the Investor or any Affiliate thereof by a third party without a breach of any obligation of confidentiality such third party may have to the Disclosing Party; provided, however, that an Investor may disclose confidential information (A) to its and its Affiliates’ attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Disclosing Party (or for any other purpose contemplated by an agreement between the Disclosing Party and such Investor or any Affiliate thereof), provided that such Persons are under a contractual or legal obligation to preserve the confidentiality of such information; (B) to any prospective purchaser of any Registrable Securities from such Investor (or any Affiliate thereof), if such prospective purchaser agrees to be bound by the provisions of this Section 3.1; (C) to any existing or prospective Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor (or any Affiliate thereof) in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to

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maintain the confidentiality of such information; or (D) as may otherwise be required by law, provided that the Investor promptly notifies the Disclosing Party of such disclosure (to the extent legally permissible) and takes reasonable steps to minimize the extent of any such required disclosure.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, permitted transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement (including Section 4.13).

4.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of Delaware, without regard to its principles of conflicts of laws. Any dispute, controversy, or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated exclusively in the Court of Chancery of the State of Delaware or, if the foregoing court does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such court or, if none of the foregoing courts has subject matter jurisdiction, the Superior Court of the State of Delaware and the appellate courts having jurisdiction of appeals in such court. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction and venue of any such court and each of the parties hereto hereby irrevocably waives all objections and defenses that such party may have based on improper venue or forum non conveniens to the maintenance of any such action in any such court.

4.3 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 4.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.4 Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by

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facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to Parent at 2269 Chestnut Street, #523, San Francisco, CA 94123, Attention: Chief Legal Officer and to the other parties at the addresses set forth on Schedule A (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6). If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days. “Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in San Francisco, California are authorized or required by applicable laws to be closed for business.

4.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Parent, the Company (if such amendment related to Section 3.1 and 4.12), the Investors holding a majority of the Registrable Securities, and Investors holding a majority of the then outstanding shares of Common Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and Parent.

4.9 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question

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of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.12 Effect on Prior Agreement. Contingent upon the Effective Time and to be effective immediately prior to the Effective Time, the Company desires to assign to Parent, and Parent desires to assume, the rights and obligations of the Company under certain provisions of the Prior Agreement, as contemplated and modified by this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated in its entirety by this Agreement and shall be of no further force or effect.

4.13 Third Party Beneficiary. The parties hereto acknowledge and agree that Oaktree Acquisition Holdings, L.P. is an intended third party beneficiary and may enforce the terms, of the Agreement, and that, notwithstanding Section 4.8, no amendment or waiver of Sections 2.2(b), 2.3(c), 2.13 or 4.13, or such other section or sections hereunder, the amendment or waiver of which would adversely affect the rights of Oaktree Acquisition Holdings, L.P., shall be effective without the written consent of Oaktree Acquisition Holdings, L.P.; provided however that, with respect to Section 2.13, such right will expire when Oaktree Acquisition Holdings, L.P. (or its assignees) holds less than 1% of the shares of Common Stock held by Oaktree Acquisition Holdings, L.P. immediately after completion of the Merger (such number of shares, the “Requisite Shares”). Upon the dissolution of Oaktree Acquisition Holdings, L.P., or the assignment of its rights pursuant to the Registration Rights Agreement, the rights under this Section 4.13 shall become exercisable by holders of a majority-in-interest of the “Registrable Securities” (as defined in the Registration Rights Agreement); provided that, with respect to Section 2.13, such right shall expire when such holders collectively hold less than the number of Requisite Shares in the aggregate.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OAKTREE ACQUISITION CORP., AS THE PREDECESSOR TO

HIMS & HERS HEALTH, INC.

By:

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HIMS, INC.

By:
Name: Andrew Dudum
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

By:
Name:
Title:

Address:

Annex A

Required Governing Documents Proposals

The following Governing Document Proposals are Required Governing Document Proposals:

•

to approve the change in the authorized share capital of Parent from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, with a nominal or par value $0.0001 per share, to (ii) [•] shares of Class A common stock, par value $0.0001 per share, [•] shares of Class V common stock, par value $0.0001 per share and [•] shares of preferred stock, par value $0.0001 per share; and

•

to authorize all other changes necessary or, as mutually agreed in good faith by Parent and the Company, desirable in connection with the replacement of Parent’s Governing Documents existing prior to the Domestication with the proposed Parent Certificate of Incorporation and the proposed Parent Bylaws as part of the Domestication.